Exhibit 4.15

Investment Agreement

regarding
an indirect investment in

Carl Zeiss SMT GmbH

dated

2 November 2016

TABLE OF CONTENTS
A.RECITALS    6
B.SHARE PURCHASE AND ASSIGNMENT AGREEMENT ("SPA")    8
1.Sale and Assignment of Partnership Interest in SMT Holding KG    8
2.Transfer of Shares in SMT GmbH    8
3.Transfer of Shares in Carl Zeiss SMS Ltd. (Israel)    9
4.Purchase Price    9
5.Domination and Profit and Loss Transfer Agreement    10
6.Closing    10
7.Representations, Warranties and Liability    13
8.Further Covenants of CZ AG (No Leakage and Conduct of Business)    23
9.Taxes    24
C.CORPORATE GOVERNANCE OF THE SMT GROUP AND OTHER PROVISIONS    28
1.Partnership Agreement of SMT Holding KG    28
2.Articles of Association of SMT Holding Management GmbH    28
3.Articles of Association of SMT GmbH    28
4.By-Laws and Rules of Procedures of SMT Group Companies    28
5.Relations between CZ Group and SMT Group    29
6.Future Lock-up and Exit Rules    30
7.Agreements for period after ASML Exit    31
8.Reporting Table    32
D.MISCELLANEOUS    33
1.Notices    33
2.Confidentiality    33
3.Fees    33
4.Amendments    33
5.Entire Agreement    34
6.Assignment    34
7.No Waiver    34
8.Exclusion of Ordinary Termination Right    34
9.Applicable Law and Jurisdiction    34
10.Interpretation    35
Definitions38

INVESTMENT AGREEMENT

between

1.
ASML Holding N.V., a stock corporation, established under the laws of the Netherlands, having its registered seat in Veldhoven, the Netherlands, located at De Run 6501, 5504 DR Veldhoven, the Netherlands, registered under no. 10785815,

(hereinafter referred to as "ASML"),

and

2.
Carl Zeiss AG, a stock corporation (Aktiengesellschaft), established under the laws of Germany, having its registered seat in Oberkochen, Germany, located at Carl-Zeiss-Straße 22, 73447 Oberkochen, Germany, registered in the commercial register of the Local Court of Ulm, Germany under no. HRB 501555,

(hereinafter referred to as "CZ AG"),

and

3.
Carl Zeiss SMT GmbH, a limited liability company (GmbH), established under the laws of Germany, having its registered seat in Oberkochen, Germany, located at Rudolf-Eber-Straße 2, 73447 Oberkochen, Germany, registered in the commercial register of the Local Court of Ulm, Germany under no. HRB 725667,

(hereinafter referred to as "SMT GmbH" or the "Company"),

and

4.
Carl Zeiss SMT Holding GmbH & Co. KG, a limited partnership (Kommanditgesellschaft), established under the laws of Germany, having its registered seat in Oberkochen, Germany, located at Rudolf-Eber-Straße 2, 73447 Oberkochen, Germany, registered in the commercial register of the Local Court of Ulm, Germany under no. HRA 725098,

(hereinafter referred to as "SMT Holding KG" or the "JV Company"),

and

5.
Carl Zeiss SMT Holding Management GmbH, a limited liability company (GmbH), established under the laws of Germany, having its registered seat in Oberkochen, Germany, located at Rudolf-Eber-Straße 2, 73447 Oberkochen, Germany, registered in the commercial register of the Local Court of Ulm, Germany under no. HRB 734127,

(hereinafter referred to as "SMT Holding Management GmbH"),

(ASML, CZ AG, SMT GmbH, SMT Holding KG and SMT Holding Management GmbH hereinafter also referred to as the "Parties" or individually as a "Party").

* * *

A.	RECITALS

1.
SMT GmbH covers with its product portfolio a variety of key processes in the production of microchips. The Company develops and manufactures lithography optics, optical systems for semiconductor manufacturing equipment as well as systems and solutions for manufacturing defect-free photomasks.

2.
ASML is one of the world's leading manufacturers of chip-making equipment. It is engaged in the business of inventing, developing, manufacturing and servicing advanced technology for high-tech lithography, metrology and software solutions for the semiconductor industry.

3.
SMT GmbH and ASML have a longstanding and successful business relationship which dates back into the 1990ies. The Parties intend to strengthen their relationship through an (indirect) equity investment by ASML into SMT GmbH and corresponding agreements in this context. The joint aim of the equity investment, besides the generation of profits, is, subject to the terms and conditions of this Investment Agreement, (i) a better alignment of interests, (ii) higher transparency and (iii) a greater degree of trust between the Parties.

4.
SMT GmbH, at the date of signing this Investment Agreement, still is a 100% subsidiary of CZ AG. It is, however, the intention of the Parties that CZ AG shall transfer its share in the Company (i.e. 100% of the entire share capital) to SMT Holding KG which has been founded solely for purposes of the transactions contemplated by this Investment Agreement, and which shall serve as joint venture entity into which ASML will invest. CZ AG currently is the sole limited partner (Kommanditist) of SMT Holding KG. SMT Holding Management GmbH, which currently is and shall continue to be a 100% subsidiary of CZ AG, is the only general partner (Komplementärin) of SMT Holding KG. SMT Holding Management GmbH as of the date of this Investment Agreement does not have a capital participation in SMT Holding KG but shall obtain a capital participation in SMT Holding KG of 0.1% before Closing.

5.
In consideration of the foregoing, ASML wishes to invest into the Company indirectly through the acquisition of a 24.9% limited partnership interest (Kommanditanteil) in SMT Holding KG after such JV Company has become the sole shareholder of SMT GmbH. CZ AG will remain the majority limited partner of the JV Company with a limited partnership interest (Kommandit-anteil) of 75%. CZ AG will also remain the sole shareholder of SMT Holding Management GmbH, which shall be the sole general and managing partner (Komplementär) of SMT Holding KG with a capital participation of 0.1%.

6.
The Parties agree that the future corporate governance structure of SMT GmbH as well as of SMT Holding KG, SMT Holding Management GmbH and SMT Israel (as defined below) (these four companies hereinafter together also referred to as the "SMT Group Companies" or "SMT Group" and individually as "SMT Group Company") shall reflect that (i) the SMT Group Companies together with the business of SMT Group shall be consolidated by CZ AG (CZ AG together with its affiliated companies, with the exclusion of the SMT Group Companies, hereinafter referred to as the "CZ Group Companies" or "CZ Group") with the ultimate decision power with respect to the SMT Group remaining with CZ AG as the majority shareholder of the JV Company and (ii) ASML shall be granted certain shareholder, consent and information rights as an indirect minority shareholder of SMT GmbH and as a direct minority shareholder of the JV Company, as specified and contemplated in this Investment Agreement and its Annexes and the corporate documents of the SMT Group Companies that shall come into effect on or before the Closing Date (as defined in Section B 6.1 below).

7.	Now therefore, the Parties wish to enter into the following agreements:

─
CZ AG wishes to sell a 24.9% limited partnership interest (Kommanditanteil) in SMT Holding KG and ASML wishes to acquire such partnership interest subject to the terms and conditions of the Share Purchase and Assignment Agreement ("SPA") under Part B of this Investment Agreement.

─
In connection with the SPA, the Parties agree that, each as a condition precedent of the Closing (as defined in Section B.6.1 below), (i) CZ AG, ASML and SMT Holding Management GmbH shall enter into a revised partnership agreement of SMT Holding KG, (ii) CZ AG shall resolve revised articles of association of SMT Holding Management GmbH, and (iii) certain revised by-laws (Geschäftsordnungen) shall come into effect for the SMT Group Companies, each as set out under Part C of this Investment Agreement.

─	Finally, various miscellaneous general provisions concerning this Investment Agreement as set out under Part D of this Investment Agreement.

B.	SHARE PURCHASE AND ASSIGNMENT AGREEMENT ("SPA")

1.	Sale and Assignment of Partnership Interest in SMT Holding KG

1.1
CZ AG's fully paid-in limited partnership interest (Kapitalanteil) in SMT Holding KG, which is equal to its registered limited partner's contribution (Kommanditeinlage, Hafteinlage), amounts (at the time of Closing after the prior execution of the transfer and contribution agreement mentioned below in Section B.2.1) to EUR 100,000 (in words: Euro one hundred thousand). CZ AG hereby sells to ASML, and ASML hereby purchases from CZ AG, a limited partnership interest in SMT Holding KG in the amount of EUR 24,900 (in words: Euro twenty four thousand and nine hundred) – which equals 24.9% of the limited partnership capital (Gesellschaftskapital) in SMT Holding KG (the "Minority Limited Partnership Interest"). CZ AG shall be the only other limited partner with a limited partner's contribution (Kommanditeinlage, Hafteinlage) of EUR 75,000 (in words: Euro seventy five thousand) – which equals 75.0% of the limited partnership capital (the "Majority Limited Partnership Interest"). Subject to the sale and transfer mentioned below in Section B.2.3, SMT Holding Management GmbH shall remain the only general partner of the JV Company with a capital contribution of EUR 100 (in words: Euro one hundred) which equals 0.1% of the limited partnership capital.

1.2
Subject to the Closing Conditions and as of the Closing Date (each as defined below), CZ AG hereby transfers and assigns the Minority Limited Partnership Interest to ASML, who accepts such transfer and assignment. The transfer and assignment of the Minority Limited Partnership Interest shall be subject to the condition precedent (aufschiebende Bedingung) that the change of the limited partner and a corresponding notice of succession (Rechtsnachfolgevermerk) shall be registered in the commercial register of SMT Holding KG. CZ AG and ASML agree, however, to treat each other as if such transfer and assignment had become fully effective as of the Closing Date which shall also be the date on which the economic ownership in the Minority Limited Partnership Interest shall transfer to ASML.

1.3
The Minority Limited Partnership Interest is sold and transferred to ASML with all rights and obligations pertaining thereto, including a balance on the capital accounts of SMT Holding KG in the amount of EUR 24,900. ASML shall participate in the profits of SMT Holding KG with effect as of (i) 1 April 2017 if the Closing Date is on 3 April 2017, and (ii) if the Closing Date is later than 3 April 2017 the actual Closing Date, which shall be reflected in the distribution of profits for the fiscal year ending on 30 September 2017.

2.	Transfer of Shares in SMT GmbH

2.1
CZ AG hereby undertakes to assign as soon as practical after the execution of this Investment Agreement but at the latest until 31 December 2016 its 100% share in SMT GmbH in the nominal amount of EUR 49,985,090 (the "SMT Share") to SMT Holding KG by way of contribution at book value pursuant to Section 24 of the German Transformation Tax Act (Umwandlungs-steuergesetz) in accordance with the share transfer and contribution agreement in the form attached hereto in Annex 2.1. CZ AG shall provide ASML with a certified copy of the notarial deed by virtue of which CZ AG has unconditionally assigned the SMT Share to SMT Holding KG after the execution of the relevant notarial deed.

2.2
SMT GmbH hereby undertakes to file after the execution of the assignment agreement mentioned in Section B.2.1 with the commercial register of the Local Court in Ulm the new shareholders list attached hereto in Annex 2.2.

2.3
CZ AG hereby undertakes, as soon as practical after the execution of the assignment agreement mentioned in Section B.2.1 above but at the latest until 31 January 2017, to sell and assign to SMT Holding Management GmbH a partnership interest in SMT Holding KG in the amount of EUR 100 (in words: Euro one hundred) – which equals to 0.1% of the partnership capital in SMT Holding KG.

3.	Transfer of Shares in Carl Zeiss SMS Ltd. (Israel)
CZ AG hereby undertakes to procure that Carl Zeiss B.V. will sell and transfer (for a purchase price equal to the amount indicated in the attached share transfer agreement) as soon as practical but at the latest until 31 December 2016 its share in Carl Zeiss SMS Ltd. (Israel) ("SMT Israel", together with the Company and SMT Holding KG, the "Target Companies") to SMT GmbH in accordance with, and at the purchase price specified in, the share transfer agreement attached hereto as Annex 3. For the avoidance of doubt, the relevant purchase price shall be paid by SMT GmbH at the time stipulated in Annex 3 and at the latest until 31 December 2016. CZ AG shall provide ASML with a certified copy of the relevant documents evidencing that Carl Zeiss B.V. has unconditionally assigned its share in SMT Israel to SMT GmbH after the execution of such documents.

4.	Purchase Price

4.1
The purchase price for the Minority Limited Partnership Interest (the "Purchase Price") shall be equal to EUR 1,000,000,000 (in words: Euro one billion). The Purchase Price shall be fixed and subject to no adjustment. CZ AG shall not opt for VAT in respect of the sale and transfer of the Minority Limited Partnership Interest.

4.2
The Purchase Price shall be due and payable by ASML, without any right of set-off or retention, by irrevocable wire transfer of immediately available funds to the bank account no. IBAN DE81 6137 0086 0212 5367 00 of CZ AG with Deutsche Bank AG (bank identification code SWIFT: DEUTDESS613 ("Bank Account") on, and with value date as of the Closing Date; provided that such payment shall be made concurrently with (Zug um Zug) the other Closing Actions contained below in Section B.6.7. CZ AG may replace the Bank Account with any other bank accounts at the latest 10 Business Days prior to the Closing Date by notifying ASML of such replacement.

5.	Domination and Profit and Loss Transfer Agreement

5.1
On 5 June 2002 CZ AG and SMT GmbH entered into a domination and profit and loss transfer agreement (Beherrrschungs- und Ergebnisabführungsvertrag) (hereinafter referred to as "DPLA"). CZ AG and SMT GmbH shall, promptly after the execution of this Investment Agreement, change the current fiscal year of SMT GmbH (running from 1 October through 30 September) to 31 March 2017. After the registration of the new fiscal year in the commercial register, CZ AG and SMT GmbH shall enter into an agreement mutually terminating the DPLA with effect as of 31 March 2017 on the basis of a termination agreement substantially in the form as attached hereto as Annex 5.1. Thereafter, the fiscal year of SMT GmbH shall be changed back to 1 October through 30 September. CZ AG and SMT GmbH shall procure that all relevant approvals from the tax authorities will be obtained and filings with the competent commercial register will be promptly made.

5.2
CZ AG shall ensure that half-year accounts of SMT GmbH as of 31 March 2017 will be prepared in accordance with the generally accepted accounting principles in Germany applied on a consistent basis with those used in the preparation of the two preceding financial years ("Half-year Accounts 2017"). The Half-year Accounts 2017 (together with all information reasonably necessary to adequately verify these accounts) shall be provided by CZ AG to and approved by ASML, which approval shall not be unreasonably delayed or withheld. The performance of the DPLA as of 31 March 2017 (Durchführung) shall be based on the Half-year Accounts 2017 approved by ASML.

5.3
The Parties agree and shall procure that a new domination and profit and loss transfer agreement (Beherrschungs- und Ergebnisabführungsvertrag) shall be concluded between SMT Holding KG as dominating shareholder and the Company as dominated entity which shall become effective as of 1 April 2017, 00:00 (the "New DPLA"). The New DPLA shall substantially be in the form as attached hereto as Annex 5.3.

6.	Closing

6.1
The consummation of the transactions contemplated by this Investment Agreement, as set forth in Section B.6.2 below (the "Closing"), shall take place 5 Business Days (as defined below) after all of the conditions set forth below in Section B.6.2 of this Investment Agreement are met, but not before 3 April 2017. Notwithstanding the foregoing, the Parties may mutually agree that the Closing will take place on any other date. The date on which the Closing is completed is referred to herein as the "Closing Date".

6.2
The Parties' obligation to effect the Closing shall be subject to the satisfaction of all of the following closing conditions, unless otherwise explicitly agreed between CZ AG and ASML ("Closing Conditions"):

a)	The Closing shall be permissible pursuant to the merger control laws of Germany, South Korea and, if applicable, other relevant jurisdictions; and

b)	prior to the Closing Date, no enforceable decision prohibiting the Closing has been issued against any Party; and

c)
ASML has obtained (i) a certified copy of the notarial deed by virtue of which CZ AG has unconditionally assigned its share in SMT GmbH to SMT Holding KG in accordance with its undertaking pursuant to Section B.2.1, and the new shareholder list of SMT GmbH has been filed with the commercial register of SMT GmbH pursuant to Section B.2.2 as well as (ii) a certified copy of the agreement by virtue of which CZ AG has sold and transferred a limited partnership interest in SMT Holding KG in the amount of EUR 100 to SMT Holding Management GmbH in accordance with its undertaking pursuant to Section B.2.3; and

d)
ASML has obtained a certified copy of the share transfer agreement by virtue of which Carl Zeiss B.V. has unconditionally transferred its share in SMT Israel to SMT GmbH in accordance with its undertaking pursuant to Section B.3 plus a copy of all other documents evidencing the transfer of the shares in SMT Israel to SMT GmbH (in particular the documents referred to in Section 3.2 of the relevant share transfer agreement); and

e)	The DPLA has been validly terminated as of 31 March 2017.
The Closing Conditions shall be deemed to have been fulfilled once Closing has occurred (irrespective of whether the Closing Conditions have been fulfilled or waived in accordance with Section B.6.5 below), and no Party shall be entitled to withdraw from the transaction by alleging the non-satisfaction of a Closing Condition.

6.3
ASML shall submit any necessary merger control filing(s) without undue delay after the date of this Investment Agreement to the German Federal Cartel Office (Bundeskartellamt), the South Korean and, if applicable, other jurisdiction competition authority. CZ AG and the SMT Group Companies shall provide to ASML all information regarding the SMT Group Companies' business as required for such filings. CZ AG and ASML shall fully support each other in relation to the relevant merger filings and procedures and take all commercially reasonable efforts to ensure that the relevant merger clearances will be granted, provided, however, that neither ASML nor CZ AG are obliged to dispose of any of their businesses in order to obtain a relevant merger clearance.

6.4
ASML undertakes to, between Signing and Closing, provide information to the works council of ASML Netherlands B.V. with respect to, and to facilitate the works council's right to provide its opinion on, the transactions contemplated by this Investment Agreement and any related transactions, in accordance with the agreement concluded between ASML, ASML Netherlands B.V. and the works council of ASML Netherlands B.V. on 21 August 2014. At the request of ASML,

CZ AG and the SMT Group Companies shall provide ASML with such information and cooperation as may reasonably be necessary for these purposes.

6.5	With respect to waiving the Closing Conditions the following shall apply:

a)	The Closing Conditions referred to in Sections B.6.2 a) (merger control) and b) (no injunction) shall not be waived at all.

a)	The Closing Conditions under Sections B.6.2c) (transfer of SMT GmbH) and d) (transfer of SMT Israel) and under Section B.6.2 e) (termination of DPLA) may be waived by ASML alone.

6.6
In case that not all of the Closing Conditions have been met by 31 October 2017, both ASML and CZ AG (acting also for SMT GmbH, SMT Holding KG and SMT Holding Management GmbH) have the right to withdraw from this Investment Agreement by written notice to the other Party. In this case, the Parties shall not have any liabilities against each other except for any liabilities for breaches of this Investment Agreement which have occurred prior to such withdrawal. No Party shall have any right of withdrawal if the non fulfilment of the relevant Closing Condition has been caused by such Party. The provisions set forth in Section C.7 and part D of this Investment Agreement shall survive any withdrawal under this provision or any other termination of this Agreement.

6.7	On the Closing Date, the Parties shall take the following actions ("Closing Actions"), which shall be taken simultaneously (Zug-um-Zug):

a)	ASML shall pay the Purchase Price in accordance with Section B.4.

b)
ASML, CZ AG and SMT Holding Management GmbH shall duly execute the notarial registration with the commercial register of SMT Holding KG for the registration of ASML as new limited partner and a corresponding notice of succession (Rechtsnachfolgevermerk) (as referred to in Section B.1.2).

c)
ASML, CZ AG and SMT Holding Management GmbH shall enter into the revised partnership agreement of SMT Holding KG in the form attached to this Investment Agreement as Annex 6.7 c) (the "Revised Partnership Agreement of SMT Holding KG").

d)
CZ AG shall resolve the revised articles of association of SMT Holding Management GmbH in the form attached to this Investment Agreement as Annex 6.7 d) (the "Revised Articles of Association of SMT Holding Management GmbH").

e)
SMT Holding KG shall resolve the revised by-laws for the managing directors of SMT GmbH in the form attached to this Investment Agreement as Annex 6.7 e) (the "Revised By-laws for the Managing Directors of SMT GmbH").

f)
If not effected before, CZ AG shall resolve the revised by-laws for the managing directors of SMT Holding Management GmbH in the form attached to this Investment Agreement as Annex 6.7 f) (the "Revised By-laws for the Managing Directors of SMT Holding Management GmbH").

g)
ASML, CZ AG, SMT Holding KG, SMT GmbH and SMT Holding Management GmbH shall sign the closing protocol substantially in the form as attached in Annex 6.7 g), confirming in particular payment and receipt of the Purchase Price and transfer of Minority Limited Partnership Interest, subject only to the registration of ASML as new limited partner and a corresponding notice of succession (Rechtsnachfolgevermerk) in the commercial register of the JV Company.

6.8
ASML has the right to designate until 1 March 2017 a direct or indirect wholly owned subsidiary of ASML to become a Party to this Investment Agreement replacing the position of ASML ("Designee"), provided that ASML shall continue to remain as a guarantor under this Investment Agreement guaranteeing the due fulfilment of all obligations of the Designee under or in connection with this Investment Agreement. The Parties shall take all necessary actions to validly include the Designee in this Investment Agreement without undue delay after ASML has notified all other Parties in writing of the appointment of the Designee.

7.	Representations, Warranties and Liability

7.1
CZ AG hereby represents and warrants to ASML by way of independent guarantees pursuant to section 311 (1) of the German Civil Code (BGB) that the following statements are true and correct as of the date of this Investment Agreement and, unless otherwise expressly stated, as of the Closing Date ("CZ AG’s Guarantees"):

a)	Title and Ownership of SMT Group Companies and Authorization

aa)	CZ AG is the sole owner of SMT Holding Management GmbH, SMT Holding KG and the Minority Limited Partnership Interest, as set forth in Section B.1.1 of this Investment Agreement.

bb)	CZ AG is fully authorized to sell and transfer the Minority Limited Partnership Interest in accordance with this Investment Agreement.

cc)
The Minority Limited Partnership Interest, the Majority Limited Partnership Interest and the shares in SMT Management Holding GmbH are free and clear of any rights of any third party or other defects of title (Rechtsmängel), are fully paid and have not been repaid, neither in whole nor in part. There are no other circumstances that would result in a liability of the limited partner in respect of the Limited Partnership Interest (including under § 172 (4) of the German Commercial Code (HGB)).

dd)	CZ AG is, at the date of execution of this Investment Agreement, the sole owner of SMT GmbH, and SMT Holding KG shall be, at the Closing Date, the sole owner of SMT GmbH.

ee)	CZ AG is fully authorized to assign the SMT Share to SMT Holding KG in accordance with this Investment Agreement.

ff)
The SMT Share (i) has been duly authorized and validly issued, (ii) is fully paid up, non-assessable (nicht nachschusspflichtig), (iii) has not been repaid and (iv) is free and clear of any rights of any third party or other defects of title (Rechtsmängel).

gg)
Carl Zeiss B.V. is, at the date of execution of this Investment Agreement, the sole owner of SMT Israel, and SMT GmbH will be, at the Closing Date, the sole owner of SMT Israel. Other than SMT Israel, SMT GmbH does not have any other subsidiaries or participations and is under no commitment to acquire any subsidiaries or participations (in each case through an asset or share deal).

hh)	Carl Zeiss B.V. is fully authorized to transfer the shares in SMT Israel to SMT GmbH in accordance with this Investment Agreement.

ii)
All shares in SMT Israel (i) have been duly authorized and validly issued, (ii) are fully paid up, non-assessable (nicht nachschusspflichtig), (iii) have not been repaid and (iv) are free and clear of any rights of any third party or other defects of title (Rechtsmängel).

jj)
The SMT Group Companies are (except for the DPLA and the New DPLA) not party to any enterprise agreements within the meaning of Sections 291 and 292 German Stock Corporation Act (AktG), silent partnership or similar agreements which would entitle a third person to participate in the profits or revenues of any SMT Group Company or to exercise control over any SMT Group Company. There are no shareholders’ agreements pertaining to any SMT Group Company. There are no obligations to make any further contributions to the shares in any SMT Group Company (Nachschusspflichten).

kk)
SMT GmbH, SMT Holding KG and SMT Holding Management GmbH are duly incorporated and validly existing under the laws of Germany and SMT Israel under the laws of Israel, and each of the SMT Group Companies has all requisite corporate power and authority to own its respective properties and assets.

ll)
This Investment Agreement constitutes the legal, valid and binding obligation of CZ AG and the SMT Group Companies, enforceable under German laws against CZ AG and the SMT Group Companies in accordance with its terms. The execution and performance of this Investment Agreement by CZ AG and the SMT Group Companies are within CZ AG's and the SMT Group Companies' corporate powers (except for the still outstanding approval of the supervisory board of SMT GmbH for the transfer of SMT Israel which shall be obtained until Closing), do not violate any applicable law, regulation, judgement, injunction, order, their articles of association or by-laws and have been duly authorized by all necessary corporate action on their part. There is no action, suit, investigation or proceeding pending against, or threatened against or affecting CZ AG or any of the SMT Group Companies which challenges or seeks to prevent the transactions contemplated by this Investment Agreement.

b)	No Insolvency
No insolvency proceedings are pending in respect of CZ AG or any of the SMT Group Companies or have been filed or are required to be filed by CZ AG or any of the SMT Group Companies and there are no circumstances which would require the filing of any such insolvency proceedings.

c)	Financial Statements

aa)
The (German GAAP) financial statements of SMT GmbH as of 30 September 2015, as delivered to ASML prior to the date hereof, have been audited by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, and the audit opinion has not been qualified in any respect.

bb)
The (German GAAP) unaudited financial statements of SMT GmbH as of 30 September 2016 consisting of an unaudited income statement and balance sheet, as delivered to ASML prior to the date hereof (the "Reference Financial Statements"), have not yet been audited by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, but to the knowledge of CZ AG there is currently no reason why the Reference Financial Statements should not be audited or why the audit opinion should be qualified in any respect.

cc)
The Reference Financial Statements and the financial statements of SMT GmbH as of 30 September 2015 have been prepared in accordance with the generally accepted accounting principles in Germany, applied on a basis consistent with those used in the preparation of the relevant financial statements for the preceding financial year (unless otherwise disclosed in the notes to the Reference Financial Statements and the financial statements of SMT GmbH as of 30 September 2015), and present in accordance with such principles a true and fair view of the net assets (Vermögenslage), financial condition (Finanzlage) and results of operations (Ertragslage) of SMT

GmbH as of, and with respect to the financial year ending on, 30 September 2016 and 30 September 2015, respectively.

dd)
The financial statements of SMT Israel as of 30 September 2015, as delivered to ASML prior to the date hereof, (the "Israeli Financial Statements"), have been prepared in accordance with local Israeli accounting principles, applied on a basis consistent with those used in the preparation of the relevant financial statements for the preceding financial year (unless otherwise disclosed in the notes to the financial statements of SMT Israel) and present in accordance with such principles a true and fair view of the financial position of SMT Israel as of, and with respect to the financial year ending on, 30 September 2015.

ee)
Since 30 September 2015, SMT Israel and since 30 September 2016 none of the remaining SMT Group Companies have incurred any material obligations or liabilities (in each case actual or contingent) outside the ordinary course of business. In relation to SMT Israel, no significant changes in business activities and/ or financial results have occurred since 30 September 2015 outside the ordinary course of business, but in any event there were no such changes that have had or could have a material adverse effect.

ff)
Except as disclosed in Exhibit 7.1. c) ff) to the SPA, SMT Holding KG is not subject to any kind of liabilities and obligations (in each case actual or contingent), other than those incurred in the context of their foundation or in the ordinary course of business (including the liabilities in connection with the employment of six employees and certain administrative costs in respect therewith). Except as disclosed in the Reference Financial Statements or in Exhibit 7.1. c) ff) to the SPA, none of the SMT Group Companies has issued any material surety, collateral or any other security instrument for any material obligations or liabilities of any third parties or any members of the CZ Group (except for hold-harmless letters and guarantees for customers and suppliers laid out in the ordinary course of business).

gg)
None of the accounts of SMT Holding KG (as laid down in the existing partnership agreement of SMT Holding KG and/or the Revised Partnership Agreement of SMT Holding KG) which will be transferred to ASML pursuant to this Investment Agreement will be negative.

hh)
The assets in the contractual trust arrangement(s) of the CZ Group (and to which SMT GmbH is also a party) regarding pension (betriebliche Altersversorgung) obligations and regarding old age part-time (Altersteilzeit) and part-time accounts (Teilzeitkonten) (the "CTAs") which are covering parts of relevant pension, old age part-time and part-time obligations of the SMT Group Companies (i) are allocatable to SMT GmbH and

(ii) can, in case of a Separation in accordance with Section 10.8 a) of the Revised Partnership Agreement of SMT Holding KG, be transferred to an adequate vehicle to be set up by the relevant SMT Group Company or ASML. There are no assets covering any kind of pension, old age part-time and part-time obligations of any of the SMT Group Companies which are not owned by the relevant SMT Group Companies other than in the CTAs.

d)	Title to Assets; Encumbrances

aa)
The Target Companies are the legal or beneficial owner of all tangible fixed and current assets which are reflected in the Reference Financial Statements, except for assets disposed of since 30 September 2016 in the ordinary course of business and with the care of a prudent business person.

bb)
The assets owned by the Target Companies and referred to in the subparagraph aa) above are free and clear of any liens, pledges, mortgages, charges or other security interests or encumbrances in favour of any third party, except for (i) retention of title rights, liens, pledges or other security rights in favour of suppliers, mechanics, workmen, carriers and the like, (ii) security rights granted to banks and other financial institutions over cash and other assets deposited with such banks or financial institutions but solely based on the relevant bank’s general terms and conditions (AGB) and (iii) encumbrances or rights of third parties created under statutory law.

cc)	None of the SMT Group Companies does own any real property or real property like rights or has entered into any commitment to acquire any real property or real property like rights.

dd)
Except for the assets used by the CZ Group to provide services under the Service Level Agreements and except for such goods and services which SMT GmbH customarily acquires from its suppliers, the SMT Group Companies own all material assets (whether tangible or intangible) which are necessary for the conduct of SMT Group's business as presently conducted (disregarding the transactions contemplated by this Investment Agreement).

e)	Intellectual Property Rights

aa)
Other than certain intellectual property rights owned by suppliers and subject to the outcome of any proceedings pursuant to ee) below, the Target Companies own all intellectual property rights which are material for their businesses ("Owned Intellectual Property Rights") or license such intellectual property rights (the "Licensed Intellectual Property Rights", together with the Owned Intellectual Property Rights, the "Intellectual Property Rights").

bb)	The Owned Intellectual Property Rights are not subject to any pledges or other tangible security rights of any third party.

cc)	The Target Companies have fulfilled all material obligations to their employees for inventions made in relation to Owned Intellectual Property Rights.

dd)
The Target Companies have paid all material registration fees and filed all renewal applications which are reasonably necessary to validly maintain all registrations with any regulatory authorities with respect to the Owned Intellectual Property Rights (it being understood that the management of SMT GmbH, in its sound business judgment, has decided in the past, and may decide until Closing Date, not to maintain all registrations of its Owned Intellectual Property Rights, provided, however, that such Owned Intellectual Property Rights are not material for the relevant businesses of the Target Companies).

ee)
Except as for cases known to ASML, as of the date hereof, none of the Intellectual Property Rights is either subject to any outstanding judgments, injunctions, orders or decrees issued against the Target Companies or, to the knowledge of CZ AG, to any threatened litigation which materially restricts the use of the technology that is material for their business.

f)	Governmental Permits; Compliance with Laws

aa)
The SMT Group Companies have all material governmental permits and authorizations (other than those required by or relating to any Tax matters or Environmental Matters) which are required in order to operate their businesses, as presently conducted (the "Governmental Permits") and no Governmental Permit has been cancelled or revoked towards the SMT Group Companies by any competent authority nor has any of the SMT Group Companies received any written notice by any such authority that it intends to cancel or revoke or add any conditions (Auflagen) to any Governmental Permit and, to the knowledge of CZ AG, there is no indication that any Governmental Permit will be cancelled or become subject to any conditions or revoked in whole or in part.

bb)
To the knowledge of CZ AG, the SMT Group Companies are, as of the date hereof, in no violation of any applicable law, regulations or Governmental Permit, in each case as in effect, enforced and interpreted on the date hereof, provided that such violation has had or would have a material adverse effect on the business of the SMT Group. As of the date hereof, none of the SMT Group Companies has received any notice of, and, to the knowledge of CZ AG, the SMT Group Companies are under no investigation with respect to any such violation.

g)	Environmental Matters

aa)
To the knowledge of CZ AG, except for the properties used by SMT Israel, the properties used by the Target Companies on the date hereof are free from any contamination, pollution or other hazardous materials that are existing in or on the soil, subsurface, air, groundwater or surface water or in buildings, facilities or plants (the "Environmental Contamination") which has been caused by any business activity of the Target Companies in violation of any environmental laws, and requires under any decision or judgement or under any environmental laws as currently in effect or under any enforceable decision by any court or governmental authority any clean-up, containment measures or any other comparable measures, and no requirement to take any such measures has been threatened in writing. Other than SMT Israel, no other SMT Group Companies can be held liable in whatever form for any kind of Environmental Contamination in relation to the properties used by SMT Israel.

bb)
To the knowledge of CZ AG, no proceeding or investigation is pending before, or conducted by, any court or public authority the subject matter of which is any Environmental Contamination of any property used by the Target Companies or the violation of any environmental laws by the Target Companies, provided that any such matter has had, or would have, a material adverse effect on the business of the SMT Group.

h)	Litigation

aa)
As of the date hereof, no lawsuit or other proceeding of principle or material nature for the SMT Group Companies’ business or involving an amount in excess of EUR 1,000,000 (excluding costs and fees) is pending against any of the Target Companies (as claimant or defendant) before any state court, arbitrator or governmental authority and, to the knowledge of CZ AG, no such lawsuit or proceeding has been threatened against any of the SMT Group Companies.

bb)
As of the date hereof, the SMT Group Companies are not subject to any decision by a court or governmental authority that materially limits their ability to operate their businesses in the ordinary course and, to the knowledge of CZ AG, there is no reason to believe that such decision could be issued against any Target Company.

i)	Employee and Labor Matters

aa)
Exhibit 7.1 i) aa) to the SPA sets forth, as of the date hereof, a true and complete list of all managing directors of the SMT Group Companies and all employees of the Target Companies whose annual base salary (excluding any performance-related payments, bonuses and benefits) exceeds an amount of EUR 250,000 (the "Key Employees"). To the knowledge of CZ AG, none of the Key Employees has given or received written notice of termination of his or her employment or service agreement or has entered into a termination agreement with the relevant entity and there is no indication that any of the Key Employees will terminate its employment or service agreement. No payment or benefit which will become payable or arise as a result of the transactions contemplated by this Investment Agreement (other than compensation for extra workload and the like) has been promised to any employees, officers or directors of any of the Target Companies for which any of the Target Companies could become liable.

bb)
The Target Companies have not made any pension commitment to anybody, except for any commitments under the pension plans referred to in the Reference Financial Statements, the Israeli Financial Statements or in the actuarial reports listed in Exhibit 7.1. i) bb) to the SPA (the "Pension Commitments") and except for pensions financed by the employees themselves such as direct insurance, pension pool (Pensionskasse), and deferred compensation, none of which need to be recorded on a balance sheet. All Pension Commitments and all commitments related to old-age part-time (Altersteilzeit) obligations comply with and have been administered in compliance with applicable laws and the rules stipulated in the Pension Commitments. The Target Companies have fulfilled all material obligations under and in connection with the Pension Commitments.

cc)
To the knowledge of CZ AG, the Target Companies are not subject to any private law or administrative proceedings (arbeitsrechtliche oder behördliche Verfahren) in connection with fictitious freelancers (Scheinselbständige). The Target Companies have a process in place in order to ensure compliance with respect to fictitious freelancers.

j)	Insurance Coverage of the SMT Group Companies

aa)
The Target Companies are insured under group insurance policies of CZ Group as are customary for companies of their size and nature and have all insurances which are legally mandatory or required by binding contractual obligations.

bb)
All such policies are in full force and effect and, to the knowledge of CZ AG, (i) the Target Companies or the respective CZ Group Company, as the case may be, are in compliance with all material obligations under such insurance policies, to the extent required to maintain the insurance coverage, and (ii) there are no material claims by any of the Target Companies pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurer.

k)	Conduct of Business since 30 September 2015/2016
Except for any transactions contemplated by or any facts or events disclosed in Exhibit 7.1 k) to the SPA or otherwise in this Investment Agreement, in the period between (i) 30 September 2015 and the date hereof the businesses of SMT Israel, and (ii) 30 September 2016 and the date hereof the businesses of the remaining SMT Group Companies (to the extent that the relevant entity already existed) have been conducted in the ordinary course with the care of a prudent business person and in particular, there has not been:

aa)	any merger or similar business combination between any of the SMT Group Companies and any third party;

bb)	any acquisition or divestiture by any of the SMT Group Companies of a shareholding or business;

cc)
any incurrence by any of the SMT Group Companies of any indebtedness for borrowed money in addition to any indebtedness or guarantee shown or disclosed in the Reference Financial Statements, other than any indebtedness incurred under existing credit lines or from the CZ Group also shown in the Reference Financial Statements;

dd)
any capital expenditure by any of the SMT Group Companies, by additions or improvements to property, plant or equipment, in excess of EUR 2,500,000 each, which is not provided for in any plan, budget or reporting disclosed to ASML in the data room;

ee)	any transaction entered into by any of the SMT Group Companies outside the ordinary course of business which has had, or could have, a material adverse effect on the business of the SMT Group; or

ff)
any damage, destruction or other casualty loss (whether or not covered by insurance) of any material assets used by any of the SMT Group Companies, which has had, or could have, a material adverse effect on the business of the SMT Group.

l)	Material Agreements
The Target Companies have not entered into any material agreements (including agreements between any of the Target Companies and any other member of the CZ Group), (i) which are (wholly or partly) outside the ordinary course of business, (ii) which could have a material adverse effect on the business of the Target Companies taken as a whole, or (iii) that give a right of termination for the contractual counterparty due to the transactions contemplated by this Investment Agreement. To the knowledge of CZ AG, neither the Target Companies nor the relevant contractual counterparties are in material default with any material provisions of such agreements which have or could reasonably be expected to have a material adverse effect on the business of the Target Companies taken as a whole.

m)	Subsidies
To the knowledge of CZ AG, (i) the Target Companies are in material compliance with the terms of any public grants (Zuschüsse), allowances, aids (Beihilfen) or other subsidies (Subventionen) unknown to ASML and exceeding EUR 500,000 in the individual case which were granted to them during the last three years preceding the date hereof (the "Subsidies"), and (ii) the relevant authorities have not terminated, revoked, withdrawn or otherwise cancelled in writing any of the Subsidies, and (iii) the Subsidies cannot be terminated, be added with conditions, revoked, withdrawn or otherwise cancelled as a result of the consummation of the transactions contemplated by this Investment Agreement.

n)	Disclosure
To the knowledge of CZ AG, (i) all material facts and circumstances which under the given circumstances and in light of the relation of the Parties are necessary to appropriately evaluate the investment of ASML pursuant to this Investment Agreement have been disclosed to ASML and such disclosures were correct in all material respects, and (ii) all answers given to ASML as part of the various due diligence expert telephone conferences held on 7 and 12 October 2016 ("Expert Sessions") were correct in all material respects. ASML confirms that it asked all material questions that under the given circumstances and in light of the relation of the Parties it deemed necessary to appropriately evaluate the investment of ASML pursuant to this Investment Agreement, provided, however, that this confirmation shall in no way impede the preceding sentence which shall remain fully unaffected by the confirmation of ASML.

o)	No Other Representations and Warranties
ASML agrees to accept the Minority Limited Partnership Interest in the condition it is in on the Closing Date, based upon its own inspection, examination and determination with respect thereto (including the due diligence investigation conducted by ASML), without reliance upon any express or implied representations, warranties or information of any nature made or provided by CZ AG or SMT GmbH or any employee, advisor, agent or other representative of CZ AG, other than the warranties of CZ AG expressly contained in this Agreement. ASML acknowledges that CZ AG does not assume any disclosure or similar obligations in connection with the transactions contemplated hereby beyond the warranties expressly contained in this Agreement.

7.2	In the event of any breach or inaccuracy of, or non-fulfillment by CZ AG of any of CZ AG's Guarantees or any covenants (except for those in Section B.9) granted by CZ AG (the "Breach"),

CZ AG shall pay to ASML an amount equal to any damages (within the meaning of sections 249 et seq. of the German Civil Code (BGB)) arising out of such Breach; provided, however, that (i) ASML shall first grant CZ AG the opportunity to remedy the matter within a reasonable period of time (which shall in no event exceed twelve weeks upon receipt by CZ AG of ASML's notice of the inaccuracy of the representation and warranty), except where such remedy is not possible or is refused by CZ AG, and that (ii) any damages shall be calculated in consideration of the relative shareholding of ASML in SMT Holding KG and the indirect shareholding in the relevant Target Companies. The "knowledge of CZ AG" shall include the knowledge of the managing directors of the SMT Group Companies, in each case including the knowledge they should have after due inquiry within CZ AG Group and the SMT Group Companies. However and in any case, CZ AG shall not be liable for the inaccuracy of any CZ AG's Guarantees if ASML knows of the inaccuracy or should have known of such inaccuracy after due inquiry within ASML Group. Section 442 of the German Civil Code (BGB) and Section 377 of the German Commercial Code (HGB) shall not apply to ASML, provided, however, that this non-application shall in no way impede the preceding sentence which shall remain fully unaffected by the non-application of the statutory provisions.

7.3
CZ AG shall only be liable for any damages resulting from any individual Breach or a series of Breaches if a claim exceeds an amount of EUR 375,000 (the "De Minimis Amount") and the aggregate amount of all claims resulting from individual Breaches exceeds an aggregate amount of EUR 5,000,000 (the "Threshold"), in which case the excess amounts plus 50% of the Threshold amount shall be recoverable. The limitations of this Section B.7.3 shall not apply to claims for Breaches of CZ AG's Guarantees in Section B.7.1a) (the "Title Claims"), and any other obligations, indemnities and covenants in this Investment Agreement outside CZ AG’s Guarantees (together the "Exempted Claims").

7.4
CZ AG's aggregate liability for any claims of ASML under or in connection with this part B of the Investment Agreement shall be limited to an aggregate amount of 15% of the Purchase Price except for (i) Exempted Claims and (ii) claims under Section B.9, which shall be limited to an aggregate amount of 100% of the Purchase Price.

7.5
Any claims of ASML under or in connection with this part B of this Investment Agreement, including Breaches of CZ AG's Guarantees, shall become time-barred (verjähren) 18 months after the Closing Date or six months after the audited financial statements for the Company for the fiscal year ending on 30 September 2017 have been delivered to ASML, whatever occurs later, except for

a)	Title Claims which shall become time-barred (verjähren) on the fifth (5th) anniversary of the Closing Date;

b)	claims arising as a result of a Breach of Section B.7.1g) (Environmental Matters) which shall become time-barred (verjähren) on the third (3rd) anniversary of the Closing Date; and

c)	claims under Section B.9 which shall become time-barred in accordance with Section B.9.9.

7.6
To the extent permitted by mandatory law and except for any claims for fraud or willful misconduct (Vorsatz), any rights and remedies of CZ AG and ASML in addition to those set forth in part B of this Investment Agreement, including, without limitation, any claims under the statutory representations and warranties (Sec. 434 et seq. of the German Civil Code (BGB)), for breach of any statutory pre-contractual or additional contractual obligations (Sec. 311 (1) and (2) and Sec. 280 of the German Civil Code (BGB)) or for frustration of contract (Sec. 313 of the German Civil Code (BGB)) and any right to rescind or otherwise terminate this Investment Agreement, shall be excluded.

7.7
If CZ AG, SMT Holding Management GmbH or SMT GmbH become(s) aware of any facts or circumstances which constitute, or are reasonably likely to constitute, a Breach, CZ AG and SMT Holding Management GmbH or SMT GmbH shall notify ASML thereof and provide ASML with all information reasonably necessary to adequately analyse the (potential) Breach. ASML shall be entitled to request all information which is reasonably necessary to identify a Breach.

8.	Further Covenants of CZ AG (No Leakage and Conduct of Business)

8.1
CZ AG covenants to ASML that, except for (i) the payments under the DPLA by virtue of which the profits of SMT GmbH for the period between 1 October 2016 and 31 March 2017 as determined by the Half-year Accounts 2017 will be transferred to CZ AG (but not any other payments under the DPLA, such as a repayment of capital reserves), and (ii) any payments contained in Exhibit 8.1 for the period between 30 September 2016 and the Closing Date, no leakages have occurred or will occur, including, without limitation, the following:

a)
no dividends or other distributions (whether by reduction of capital (Stammkapital oder Kapitalrücklagen) or redemption (Einziehung) or purchase of shares or otherwise) are paid or made by any of the SMT Group Companies to CZ AG or any entity of the CZ Group;

b)	the share capital of the Company and any SMT Group Company is not increased, reduced or repaid;

c)	no SMT Group Company makes any payments to CZ AG or any entity of the CZ Group, except under the SLA (as defined below) or in the ordinary course of business or for payments explicitly set forth under the SPA (such as, e.g., the current inclusion of SMT GmbH in the cash pooling of the CZ Group);

d)
no SMT Group Company (i) assumes from CZ AG or any entity of the CZ Group any financial debt owed by CZ AG or any entity of the CZ Group, (ii) waives any claims vis-à-vis CZ AG or any entity of the CZ Group or (iii), pays, commits to pay or guarantees for any financial debt owed by CZ AG or any entity of the CZ Group to third parties;

e)
no payments, incurrence or assumption of any liabilities or other advantages of any kind or waiver of any rights by a SMT Group Company vis-à-vis third parties for the benefit of CZ AG or any entity of the CZ Group have occured;

f)	any tax becoming payable by any SMT Group Company as a consequence of any of the matters referred to in a) to e) above.

8.2
CZ AG agrees to pay, in the event of a breach of the covenant contained in Section B.8.1 above, to ASML an amount equal to 24.9% of the amount of any payment or the fair market value of any other benefit made or granted by any of the SMT Group Companies in breach of Section B.8.1 above.

8.3
From the date of this Investment Agreement to the Closing Date, CZ AG shall ensure that, during such period, the SMT Group Companies will continue to conduct its respective businesses, in the ordinary course, consistent with past practice and with the care of a prudent business person (except as contemplated by this Investment Agreement and the agreements connected therewith or as may be approved by ASML).

9.	Taxes

9.1
"Tax" or "Taxes" means (i) any taxes (Steuern) and auxiliary levies (steuerliche Nebenleistungen) as defined in Section 3 of the German Fiscal Code (Abgabenordnung) and equivalent taxes and levies under foreign law, (ii) any other levies or duties (Abgaben) under German or foreign law, including (but not limited to) customs duties and social security contributions, (iii) any obligation to repay public allowances (Zulagen) or subsidies (Beihilfen), (iv) administrative fines, (v) any secondary liability (Haftungsschulden) for any of the aforementioned items, (vi) any liability for payment of amounts referred to in clauses (i) through (v) (whether based on law or contract), in particular as a result of any tax sharing, tax indemnity or tax allocation agreement and (vii) in each case together with any interest, penalty, fine or addition thereto (but excluding, for the avoidance of doubt, deferred taxes).

9.2
CZ AG shall pay to ASML 24.9% of any Taxes imposed on or payable by any of the Target Companies and relating to the time period (Zeitraum) prior to and including the Closing Date (irrespective of whether or not such Taxes are assessed/payable for a Tax period or based on single events), provided that CZ AG shall not be liable vis-à-vis ASML (and the payment claim shall be reduced accordingly) if and to the extent

a)
the relevant Tax in case of SMT GmbH (i) has been paid before 1 October 2016 or (ii) is shown as a specific liability or a specific provision in the Reference Financial Statements or (iii) has been properly paid or accrued (auflaufen) in the time period from 1 October 2016 until the Closing Date in the ordinary course of business;

b)
the relevant Tax in case of SMT Israel (i) has been paid before 1 October 2015 or (ii) is shown as a specific liability or a specific provision in the Israeli Financial Statements or (iii) has been properly paid or accrued (auflaufen) in the time period from 1 October 2015 until the Closing Date in the ordinary course of business;

c)	the relevant Tax in case of SMT Holding KG has been properly paid or accrued (auflaufen) in the time period from 29 September 2016 until the Closing Date in the ordinary course of business;

d)	the relevant Tax has been recovered from a third party (other than any SMT Group Company), net of any Taxes due on the recovery amount;

e)
any of the Target Companies expects to receive (based on the business forecast) benefits in the form of a reduction of Taxes otherwise payable as a result of the circumstance giving rise to the payment claim and which benefits arise for the time period (Zeitraum) after the Closing Date as a reversal effect (Umkehreffekt), including in particular benefits resulting from the lengthening of any amortization or depreciation periods, a step-up in the Tax basis of assets or the non-recognition of liabilities or provisions (Phasenverschiebung) but excluding any benefits resulting from, or in connection with, any kind of deferred Taxes such as in particular any potential benefits realized after the Closing Date which are related to differences between SMT GmbH's German GAAP books and tax books existing prior to Closing Date (herein collectively "Tax Benefits"), it being understood that 24.9% of the net present value of the corresponding Tax Benefits shall reduce the payment claim. The net present value shall be calculated on the basis of (i) the Tax rates applicable (or expected to be applicable) in the year in which the respective Tax Benefits arise, and (ii) an applied discount factor of six (6) per cent p.a. If the discount period cannot be determined a period of five (5) years shall be used. Any step up at the level of SMT Holding KG as a result of the transactions contemplated by this Investment Agreement shall not be deemed as a Tax Benefit within the meaning of this provision.

9.3
ASML shall pay to CZ AG 24.9% of (a) any refund of Taxes received by SMT GmbH and relating to the time period (Zeitraum) prior to and including the Closing Date, unless and to the extent such Tax refund is (i) received prior to 1 October 2016, (ii) shown in the Reference Financial Statements or (iii) is received or accrued (auflaufen) in the time period from 1 October 2016 until the Closing Date in the ordinary course of business, (b) any refund of Taxes received by SMT Israel and relating to the time period (Zeitraum) prior to and including the Closing Date, unless and to the extent such Tax refund is (i) received prior to 1 October 2015, (ii) shown in the Israeli Financial Statements or (iii) is received or accrued (auflaufen) in the time period from 1 October 2015 until the Closing Date in the ordinary course of business, and (c) any refund of Taxes received by SMT Holding KG and relating to the time period from 29 September 2016 until the Closing Date unless and to the extent received or accrued (auflaufen) in the ordinary course of business, provided in each case that if such Tax refund is connected with an increase of Taxes after the Closing Date as a reversal effect, Section B.9.2 e) shall apply accordingly to the effect of reducing the amount payable by ASML under this provision, and (d) any Tax Benefits (as defined above) actually received and realized by SMT GmbH and SMT Holding KG for the time period after the Closing Date as a result of a (subsequent) reversal increase of income before the Closing Date which lead to additional income Taxes payable at the level of CZ AG because of the fiscal unity created by the DPLA, unless such Tax Benefits (i) have already reduced any claim of ASML under this Section B.9. or (ii) are connected with payments made by ASML Netherlands B.V. prior to and including the Closing Date to SMT GmbH under the HNA Development Agreement concluded or to be concluded between ASML Netherlands B.V. and SMT GmbH on or around the date hereof or any predecessor agreements between any members of the ASML Group and members of the CZ AG Group (including, but not limited to the High NA Risk Balancing Agreement dated 10 November 2015, the Amendment I to the EUV 34x0 Risk Balancing Agreement dated 10 April 2015 as well as all similar agreements also including the cooperation agreement dated 25 November 1997), which Tax Benefits (if any) shall not be reimbursed under this Section B.9.3.

9.4
In addition, CZ AG shall indemnify and hold harmless (a) SMT Holding KG from and against any trade Taxes triggered by the sale and transfer of the Minority Limited Partnership Interest to ASML under this Investment Agreement and the acquisition of the 0.1% capital participation by SMT Holding Management GmbH, (b) (as from 1 April 2017) ASML, SMT Holding KG and SMT GmbH from and against any Taxes resulting from excess distributions (Mehrabführungen) under the New DPLA caused by the time period prior to the New DPLA coming into existence within the meaning of Section 14(3) 1st sentence of the German Corporate Income Tax Act (KStG), and (c) (as from 1 April 2017) ASML, SMT Holding KG and SMT GmbH from and against any Taxes resulting from the non-recognition of the fiscal unity for income Tax purposes under the New DPLA, it being understood that such indemnification shall terminate for the future if either (i) before the conclusion of the New DPLA the competent Tax authority issues a binding ruling according to Section 89(2) of the German Fiscal Code (AO) or (ii) after there has been a fiscal audit (Betriebsprüfung) of SMT Holding KG and SMT GmbH finalized for the fiscal year ending on 30 September 2017 (and corresponding Tax assessments have been issued and become non-appealable), the competent Tax authority issues a binding ruling within the meaning of Sections

204 through 206 of the German Fiscal Code (AO), in each case confirming (without limitations to the scope of the ruling, i.e. in particular covering the fulfillment of the requirements set out in Section 14(1) 1st sentence no. 2 of the German Corporate Income Tax Act (KStG)) that the fiscal unity under the New DPLA is to be recognized for income Tax purposes going forward; CZAG ensures to abide by the fact pattern as set out in the underlying ruling request. ASML shall have a right to enforce the claims of SMT Holding KG and SMT GmbH against CZ AG under this provision.

9.5
Any amounts payable under Section B.9.2 shall be due five (5) Business Days before the respective Tax is due for payment based on a formally binding assessment (formell bestandskräftige Festsetzung). Any amounts payable under Section B.9.3 shall be due five (5) Business Days after receipt of the Tax refund / Tax Benefits based on a formally binding assessment (formell bestandskräftige Festsetzung). Any amounts payable under Section B.9.4 shall be due and payable five (5) Business Days before the respective Tax is due for payment, irrespective of whether or not the relevant Tax is non-appealable; in case such Tax is reduced subsequently based on an ultimate, final and binding assessment, it shall be refunded to CZ AG. Payments between CZ AG and ASML under Sections B.7, B.8 and B.9 shall be treated as an adjustment to the Purchase Price. Should an indemnity payment of CZ AG under this Section B.9 lead to Taxes at the level of the indemnitee, then CZ AG shall make a corresponding gross-up payment to the indemnitee. ASML shall take, to the extent legally possible, reasonable efforts to mitigate any negative Tax effects of an indemnification payment.

9.6
CZ AG and ASML shall fully cooperate for the purpose of this Section B.9; Section B.7.7 shall apply accordingly. Any Tax period comprising the Closing Date shall be deemed to be split into one period ending on the Closing Date and another period starting thereafter for the purpose of allocating Taxes under this Section B.9. For the avoidance of doubt, (i) any (secondary) liability (whether based on law or contract) and (ii) any interest, penalty, fine or addition, in each case relating to underlying Taxes which are attributable to the time period prior to and including the Closing Date, shall likewise be treated to relate to the time period prior to and including the Closing Date even if such items accrue, or come into existence, only after the Closing Date.

9.7
CZ AG hereby represents and warrants to ASML that as of the Closing Date no Tax allocation agreements (Steuerumlageverträge) between the CZ Group and the SMT Group are in place, and that no obligations could arise for the Target Companies out of any former Tax allocation agreements.

9.8	In case that CZ AG breaches its obligation set forth in Section B.4.1 third sentence, it shall bear any VAT and the Purchase Price shall be a gross amount including any applicable VAT.

9.9	All claims under this Section B.9 shall be time-barred (verjährt) six (6) months after the later of (i) the ultimate, final and binding assessment (endgültig bestandskräftige Festsetzung) and (ii) the statutory limitation of the relevant Tax, but not before six (6) months after ASML has been informed about such claims.

C.	CORPORATE GOVERNANCE OF THE SMT GROUP AND OTHER PROVISIONS

1.	Partnership Agreement of SMT Holding KG
CZ AG, ASML and SMT Holding Management GmbH shall enter into the Revised Partnership Agreement of SMT Holding KG as of the Closing Date.

2.	Articles of Association of SMT Holding Management GmbH
CZ AG shall, as soon as practical after the date hereof and at the latest as of the Closing Date, resolve upon the Revised Articles of Association of SMT Holding Management GmbH and shall procure that all other action necessary for effecting the change in the revised articles of association are taken (in particular registration with the commercial register, Handelsregisteranmeldung).

3.	Articles of Association of SMT GmbH
CZ AG and SMT Holding Management GmbH shall procure that the Articles of Association of SMT GmbH attached as Annex C 3 shall not be changed without the prior written consent of ASML.

4.	By-Laws and Rules of Procedures of SMT Group Companies
The Parties shall procure that the following by-laws and rules of procedures (Geschäfts-ordnungen) for the SMT Group Companies shall be resolved upon as follows and not be changed without the prior written consent of ASML:

4.1	Revised By-laws for the Managing Directors of SMT Holding Management GmbH.

4.2	Revised By-laws for the Managing Directors of SMT GmbH.
CZ AG shall use its best efforts to ensure that (i) the current list of items for which the management of SMT GmbH needs consent of the supervisory board and (ii) the By-laws for the supervisory board of SMT GmbH, a copy of which is attached as Annex C 4.2, shall not be changed.

5.	Relations between CZ Group and SMT Group

5.1
The Parties acknowledge and accept that there currently are various intra-group agreements between the SMT Group Companies and members of the CZ Group in place which cover the following areas: service level agreements for human resources, legal, tax, IT, research & development, business and infrastructure (incl. cleaning), accounting, security, PR and communications as well as financial services ("Service Level Agreements"), agreements for the supply and purchase of goods ("Product Supply and Purchase Agreements"), rental agreements regarding real estate ("Rental Agreements"), energy provisions agreements ("Energy Provisions Agreements"), license agreements regarding intellectual property ("IP Agreements"), shareholder loan / cash pooling agreements ("Finance Agreements") and the trademark license agreement (these agreements together the "Current Intra-group Agreements"). The Parties agree that the Current Intra-group Agreements shall continue to remain in place. If and to the extent reasonably necessary, additional agreements between the SMT Group and the CZ Group shall be entered into ("Additional Intra-group Agreements", together with the Current Intra-group Agreements, the "Intra-group Agreements").

5.2	The Intra-group Agreements shall always be based on the following principles:

a)	The terms and conditions of any Intra-group Agreements shall always be at arm's length.

b)
Any fees in relation to Service Level Agreements (current and future) shall be charged on the basis of the internal costs incurred by the relevant member of the CZ Group ("Cost Base") plus a margin of 5%, provided, however, that with respect to any services which are ultimately provided by third parties (and only be procured by members of the CZ Group) the relevant third party costs shall simply be passed on and the member of the SMT Group shall only pay the third party costs without any margin.

c)
CZ AG may review on an annual basis and adapt the Cost Base reflecting changes in the relevant business conditions, however only in line with the Intra-Group Principles and with the consent of the relevant entity of the SMT Group.

d)
In relation to (i) Finance Agreements, no SMT group company shall be obliged to grant any kind of security to any member of the CZ Group, (ii) the CTAs, CZ AG shall ensure that all contributions by the relevant SMT Group Companies for the obligations covered by the CTAs will be for the benefit of current or former employees only. In addition, CZ AG shall ensure that neither the CTAs nor any related contractual arrangements will be entered into, terminated or changed in a way that a transfer of relevant assets covering pension, old age part-time and part-time obligations of the SMT Group Companies pursuant to Section 10.8 a) of the Revised Partnership Agreement of SMT Holding KG will be negatively affected, in each case without the prior written approval of ASML which shall not unreasonably be withheld.

e)
The Intra-group Agreements of the SMT Group Companies shall not have less favorable conditions than the other intra-group agreements within the CZ Group, e.g. such intra-group agreements with Carl Zeiss Meditec AG and its affiliated companies ("most-favoured-nations-clause").

All principles set forth in Section C.5.2 together the "Intra-Group Principles".

5.3
CZ AG shall ensure that all Current Intra-group Agreements will be amended, if necessary, so as to comply with the Intra-Group Principles until Closing. Should it turn out, at any time after Closing, that any of the Intra-group Agreements are not in compliance with the Intra-Group Principles, CZ AG shall ensure that the relevant Intra-Group Agreement will be amended accordingly.

5.4
To the extent that expenses for employees (including bonuses and incentive payments) that exclusively or predominantly work for any of the SMT Group Companies are currently borne by CZ AG or another CZ Group Company, such expenses that can be allocated to the SMT Group shall then be borne by the relevant SMT Group Companies after the Closing Date, provided that expenses for employees that do not work exclusively for the SMT Group Companies shall only be borne pro rata by the SMT Group Companies, provided, however, that such expenses must not be included in the Cost Base and must not be subject to the relevant 5% margin.

5.5
CZ AG shall ensure that SMT GmbH prepares as of 30 September a yearly report on related party transactions of SMT GmbH (Abhängigkeitsbericht) ("Related Party Transactions Report") that will be provided to ASML. The Related Party Transactions Report shall be audited by the statutory auditor (Abschlussprüfer) of SMT GmbH and contain an auditor declaration similar as provided for in section 313 (3) of the German Stock Corporation Act (Prüfungsvermerk zum Abhängigkeitsbericht). CZ AG shall be obliged to compensate any relevant company of the SMT

Group for any financial disadvantages certified in the auditor report or if and to the extent the Intra-group Agreements do not comply with the Intra-Group Principles. ASML, through its members of the Shareholders Committee of SMT Holding KG, shall have the right to review the Related Party Transactions Report, in particular with respect to any compensation of disadvantages (Nachteilsausgleich) made by CZ AG to SMT Group Companies. CZ AG shall also inform the Shareholders Committee of SMT Holding KG about any material change in the Intra-group Agreements (together with substantiated information as to the reasons and background of such changes).

6.	Future Lock-up and Exit Rules

6.1
The Parties believe that it is desirable to agree on provisions regarding an extended transfer restriction for CZ AG in exchange for certain rights for CZ AG. The Parties shall, until the expiration of 24 months after the date hereof ("Negotiation Period"), use best efforts in agreeing in good faith on mutually acceptable provisions for such extended transfer restriction for CZ AG and corresponding rights for CZ AG (the "Future Lock-up and Exit Rules"). The Parties shall then include the Future Lock-up and Exit Rules in the Revised Partnership Agreement of SMT Holding KG which shall likely be inserted in Section 9 of the Revised Partnership Agreement of SMT Holding KG (which currently is intentionally left blank) and replace or, as the case may be, amend the transfer restrictions set forth in Sections 10.3 through 10.8 of the Revised Partnership Agreement of SMT Holding KG. During the Negotiation Period, the transfer restrictions set forth in Sections 10.3 (for CZ AG) and 10.9 (Guarantee Transferring LP) of the Revised Partnership Agreement of SMT Holding KG shall apply. For the avoidance of doubt, the transfer restrictions set forth in Sections 10.2 (for ASML) and 10.9 (Guarantee Transferring LP) of the Revised Partnership Agreement of SMT Holding KG shall also apply during the Negotiation Period and, in any case, also thereafter.

6.2
Should the Parties not agree on the Future Lock-up and Exit Rules (the "Non-agreement"), the provisions of Sections 10.1 and 10.2 as well as Sections 10.4 through 10.9 of the Revised Partnership Agreement of SMT Holding KG shall apply.

7.	Agreements for Period after ASML Exit
In case that ASML exercises the ASML Put Option, as referred to in Section 8.6 d) of the Revised Partnership Agreement of SMT Holding KG and, as a consequence, the Revised Partnership Agreement of SMT Holding KG terminates (the "ASML Exit"), the rules set forth in Sections C.7.1 and C.7.2 shall apply:

7.1	The provisions of Sections 10.1, 10.5 through 10.9 of the Revised Partnership Agreement of SMT Holding KG, and the provisions referenced therein, shall apply mutatis mutandis and as applicable in such scenario, accordingly related to 100% of the partnership interest. ASML shall then accordingly be entitled to a right of first refusal if (i) CZ AG disposes of any of its shares in SMT Holding KG / SMT Holding Management GmbH (or any other general partner of the Partnership) or allows any third party to receive shares in SMT Holding KG / SMT Holding Management GmbH (or any other general partner of the Partnership), or (ii) SMT Holding KG disposes of any of its shares in SMT GmbH or any of its direct or indirect subsidiaries or participations or allows any third party to receive shares in SMT GmbH or any of its direct or indirect subsidiaries or participations, or (iii) SMT GmbH disposes of all or substantially all of its assets (in one or more steps); all of the above excluding any transfers within the CZ Group, which companies will then be subject to this Section C.7.1 as well as Sections 10.1, 10.5 through 10.9 of the Revised Partnership Agreement of SMT Holding KG with respect to the relevant shares and assets.

7.2
In case that the Parties agree on Future Lock-up and Exit Rules (and only in such case), the following shall apply for the time period during which CZ AG still might have an agreed exit opportunity, as may be agreed during the Negotiation Period after the ASML Exit: CZ AG shall not (i) dispose of or allow to be disposed of 1) any shares in SMT Holding KG or SMT Holding Management GmbH (or any other general partner of the Partnership), (b) the shares in SMT GmbH or any of its direct or indirect subsidiaries or participations, and (c) all or a material part of the assets of SMT GmbH or any of its direct or indirect subsidiaries or participations (exceeding a fair value of EUR 150 Mio. in one or a series of transactions), or (ii) replace SMT Holding Management GmbH with a different entity which is not a wholly owned subsidiary (directly or indirectly) of CZ AG, or (iii) allow any third party to receive any shares in SMT Holding KG, SMT Management Holding GmbH (or any other general partner of the Partnership), SMT GmbH or any of SMT GmbH's direct or indirect subsidiaries or participations through a capital increase, transformation within the meaning of the German Transformation Act (Umwandlungsgesetz) or any corresponding provisions of non-German law or otherwise, unless, in each case, ASML has granted its prior written approval to such a transaction or receives the right to acquire the relevant shares or assets in a way corresponding to ASML's rights in Sections 10.7 and 10.8 of the Revised Partnership Agreement of SMT Holding KG that shall apply mutatis mutandis.

8.	Reporting Table

8.1
The content of the information to be provided pursuant to Section 14.2 of the Revised Partnership Agreement of SMT Holding KG and the time frame for the provision of the information will be discussed and agreed upon between ASML and CZ AG in good faith between signing of this Investment Agreement and Closing, taking fully into account the principles set forth in Section 14.2 of the Revised Partnership Agreement of SMT Holding KG.

8.2
ASML has informed CZ AG that it must comply with the following reporting requirements under US GAAP and IFRS, which hence should be accommodated in the discussions and agreements pursuant to Section 8.1.

a)	Quarterly and annual reporting

aa)	Quarterly: US GAAP and EU-IFRS income statement for the current quarter.
bb) Annual: US GAAP and EU-IFRS income statement and Business Enterprise Valuation (BEV) based on a discounted cash flow model.

b)	Timing
ASML must comply with its public reporting calendar. For example, for 2016, the due dates for the reporting package were April 5 for Q1, July 5 for Q2, October 4 for Q3. Q4 will be covered by the Annual Financial Statements as per September 30.

c)	Additional Information
ASML may have additional information and disclosure obligations for public filings and financial statements (e.g. statutory interim report, statutory management report).

D.	MISCELLANEOUS

1.	Notices
All notices, requests and other communications under or in connection with this Investment Agreement shall be made in writing in the English language and delivered by hand, courier, mail or telefax.

2.	Confidentiality
Each Party shall keep confidential and not disclose to any third party the content of this Investment Agreement and any business and trade secrets and other confidential information regarding the other Party disclosed to it in connection with this Investment Agreement or its implementation, except as expressly agreed upon with the other Party. Any press releases and other public communication in connection with this Investment Agreement shall require the prior consent of the respective other Party. Notwithstanding the above, each Party may disclose any information as required in order to comply with applicable law, the rules and regulations of any stock exchange or regulatory authority or an order or demand of a court or public authority or if required in any legal, administrative, regulatory or arbitration proceedings; provided, however, that the relevant

Party shall, to the extent legally permissible and practicable, notify the other Party thereof in advance and seek to agree with it upon the content of the information in light of applicable regulatory requirements.

3.	Fees

3.1	Subject to Section D.3.3, ASML shall bear fees for the notarization of this Investment Agreement and fees with any merger control authority.

3.2
CZ AG shall bear all fees, costs, expenses and Taxes arising under and in connection with the sale and transfer of the share in (i) SMT GmbH to SMT Holding KG and in (ii) SMT Israel to SMT GmbH. In addition, CZ AG shall bear all fees, costs and expenses arising under and in connection with the termination of the DPLA and the entering into the New DPLA.

3.3
Otherwise, each Party shall pay its own expenses, including the fees of its advisors and counsel, incurred in connection with this Investment Agreement and the implementation of the transactions contemplated hereby.

4.	Amendments
Any amendment or supplement to this Investment Agreement and any waiver of a right hereunder must be made by written instrument executed by the Parties and explicitly referring to this Investment Agreement, unless a stricter form is required by law. The foregoing provisions shall also apply with respect to a waiver of the requirement of the written form pursuant to this Section D.4.

5.	Entire Agreement
This Investment Agreement (including all Annexes and Exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof. No side agreements have been entered into.

6.	Assignment
Except as expressly set forth in this Investment Agreement or permitted under mandatory law, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Investment Agreement without the prior consent of the other Party.

7.	No Waiver

No provision of this Investment Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties. No action or omission of a Party shall be deemed to constitute an implied waiver of any right under this Investment Agreement or an acceptance of any breach hereof.

8.	Exclusion of Ordinary Termination Right
The Parties agree that an ordinary termination of the continuing legal relationships created by this Investment Agreement shall be excluded to the extent legally permissible unless expressly set forth in this Investment Agreement and its Exhibits or Annexes.

9.	Applicable Law and Jurisdiction

9.1	This Investment Agreement and its Annexes (including, for the avoidance of doubt, the arbitration clause in Section D.9.2) shall be governed by the laws of the Federal Republic of Germany.

9.2
The Parties submit to the exclusive jurisdiction of an arbitral tribunal. All disputes arising out or in connection with this Investment Agreement or its validity (including this Section D.9.2) shall be finally settled according to the arbitration rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit) without recourse to the ordinary courts of law. The applicable substantive law for the arbitration proceedings shall be the laws of the Federal Republic of Germany; the applicable procedural law for the arbitration proceedings shall be solely the German Civil Process Code (Zivilprozessordnung, ZPO) without, for the avoidance of doubt, any discovery proceedings. The arbitral tribunal shall consist of three arbitrators, appointed in accordance with the abovementioned arbitration rules. The language of the arbitral proceedings shall be English; provided however, that documents originally existing in the German language may be submitted in the German language. The version of the arbitration rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit) which are applicable at the time of the initiation of the arbitration proceeding shall apply. The venue for the arbitration proceedings shall be Stuttgart, Germany.

10.	Interpretation

10.1
The headings of the sections and subsections in this Investment Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof. The Annexes and Exhibits to this Investment Agreement are an integral part of this Investment Agreement and any reference to this Investment Agreement includes this Investment Agreement and the Annexes and Exhibits as a whole. For the purpose of this Investment Agreement, a "Business Day" shall mean any day on which banks in Frankfurt am Main, Germany, are generally open for business.

10.2
Should any provision of this Investment Agreement, or any provision incorporated into this Investment Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Investment Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the economic intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Investment Agreement; in this case a suitable and equitable provision shall be deemed to have been agreed upon which reflects what the Parties, in the light of the economic intent and purpose of this Investment Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Investment Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed upon which comes as close as possible to the stipulated time period or performance.

10.3
This Investment Agreement is executed in the English language. Where a German term has been added in parenthesis after an English term, only such German term shall be decisive for the interpretation of the relevant English term whenever such English term is used in this Investment Agreement.

* * *

Frankfurt am Main, 2 November 2016

For ASML Holding N.V.:

/s/ Otto Klaassen
Otto Klaassen, Attorney-in-Fact,
based on a power of attorney

For Carl Zeiss AG:

/s/ Klaus Birkle
Klaus Birkle, Attorney-in-Fact,
based on a power of attorney

For Carl Zeiss SMT GmBH:

/s/ Henning Schulz
Henning Schulz, Attorney-in-Fact,
based on a power of attorney

For Carl Zeiss SMT Holding GmBH & Co. KG:

/s/ Tobias de Raet
Dr. Tobias de Raet, Attorney-in-Fact,
based on a power of attorney

For Carl Zeiss SMT Holding Management GmBH:

/s/ Elyas Abasi
Elyas Abasi, Attorney-in-Fact,
based on a power of attorney
and a delegated power of attorney

LIST OF ANNEXES

Annex	2.1	SMT GmbH Share Transfer Agreement
Annex	2.2	Shareholders List of SMT GmbH
Annex	3	Share Transfer Agreement for SMT Israel
Annex	5.1	DPLA Termination Agreement
Annex	5.3	New DPLA
Annex 6.7	c)	Revised Partnership Agreement of SMT Holding KG
Annex 6.7	d)	Revised Articles of Association of SMT Holding Management GmbH
Annex 6.7	e)	Revised By-laws for the Managing Directors of SMT GmbH
Annex 6.7	f)	Revised By-laws for the Managing Directors of SMT Holding Management GmbH
Annex 6.7	g)	Closing Protocol
Annex 7.1 c) ff)	aa)	Disclosed Liabilities and Obligations
Exhibit 7.1 i)	aa))	Managing Directors and Key Employees
Exhibit 7.1. i)	bb)	Pension Commitments
Exhibit 7.1	k)	Conduct of Business
Exhibit	8.1	Permitted Leakage
Annex C	3	Articles of Association of SMT GmbH
Annex C	4.2	By-laws for the Supervisory Board of SMT GmbH
DEFINITIONS

ASML defined in	Introduction
Breach defined in	B.7.2
Business Day defined in	D.10.1
Closing defined in	B.6.1
Closing Actions defined in	B.6.7
Closing Conditions defined in	B.6.2
Closing Date defined in	B.6.1
Company defined in	Introduction
CTAs defined in	B.7.1c)hh)
CZ AG defined in	Introduction
CZ AG’s Guarantees defined in	B.7.1
CZ Group defined in	A.6.
CZ Group Companies defined in	A.6.
De Minimis Amount defined in	B.7.3
Designee defined in	B.6.8
DPLA defined in	B.5.1

Environmental Contamination defined in	B.7.1g)
Exempted Claims defined in	B.7.3
Governmental Permits defined in	B.7.1f)aa)
Intra-Group Agreements defined in	C.5.1
JV Company defined in	Introduction
Key Employees defined in	B.7.i)aa)
Licensed Intellectual Property Rights defined in	B.7.1e)aa)
Majority Limited Partnership Interest defined in	B.1.1
Minority Limited Partnership Interest defined in	B.1.1
New DPLA defined in	B.5.3
Owned Intellectual Property Rights defined in	B.7.1e)
Parties defined in	Introduction
Party defined in	Introduction
Pension Commitments defined in	B.7.i)bb)
Purchase Price defined in	B.4.1
Reference Financial Statements defined in	B.7.1c)bb)
Related Party Transaction Report defined in	C.5.5
Revised Articles of Association of SMT Holding Management GmbH defined in	B.6.7d)
Revised By-laws for the Managing Directors of SMT GmbH defined in	B.6.7e)
Revised By-laws for the Managing Directors of SMT Holding Management GmbH defined in	B.6.7f)
Revised Partnership Agreement of SMT Holding KG defined in	B.6.7c)
SMT Group Companies defined in	A.6.
SMT Group Company defined in	A.6.
SMT Holding KG defined in	Introduction
SMT Holding Management GmbH defined in	Introduction
SMT Israel defined in	B.3
SMT Share defined in	B.2.1
SMT GmbH defined in	Introduction
SMT Group defined in	A.6
SPA defined in	A.7
Subsidies defined in	B.7.1m)
Target Companies defined in	B.3
Threshold defined in	B.7.3
Title Claims defined in	B.7.3

Annex 6.7 c)

Partnership and Joint Venture Agreement

of

Carl Zeiss SMT Holding GmbH & Co. KG
("Partnership")

dated

[[●]. [●] 2017] [Date of Closing]

TABLE OF CONTENTS
Preamble4
1.Form of Partnership and Registered Office, Business Name, Duration    4
2.Object of the Partnership and Business Year    4
3.General Partner    5
4.Limited Partners, Partnership Interests and Contributions    6
5.Partners' Accounts    6
6.Partners Meeting (Gesellschafterversammlung)    7
7.Shareholders Committee (Beirat)    8
8.Management of the Partnership    10
9.[Intentionally left blank]    11
10.Intra group transfers, Transfer Restrictions and CZ Exit Process    12
11.Put Option Valuation    16
12.Appointment and Revocation of Managing Directors of SMT GmbH    16
13.Operational Committees    16
14.Reporting, Information    17
15.Annual Accounts; Profits and Losses    19
16.Expelling of a Partner (Ausschluss aus wichtigem Grund)    19
17.Compensation of an Expelled Partner    19
18.Dissolution, Liquidation    20
19.Tax Clauses    20
20.Final Provisions    23
Definitions34

PARTNERSHIP AND JOINT VENTURE AGREEMENT

between

1.
Carl Zeiss AG, a stock corporation (Aktiengesellschaft), established under the laws of Germany, having its registered seat in Oberkochen, Germany, located at Carl-Zeiss-Straße 22, 73447 Oberkochen, Germany, registered in the commercial register of the Local Court of Ulm, Germany under no. HRB 501555,

(hereinafter referred to as "CZ AG"),

and

2.
ASML Holding N.V., a stock corporation, established under the laws of the Netherlands, having its registered seat in Veldhoven, the Netherlands, located at De Run 6501, 5504 DR Veldhoven, the Netherlands, registered under 10785815,

(hereinafter referred to as "ASML"),

(CZ AG and ASML hereinafter also referred to as "Limited Partners" or individually as a "Limited Partner"),

and

3.
Carl Zeiss SMT Holding Management GmbH, a limited liability company (GmbH), established under the laws of Germany, having its registered seat in Oberkochen, Germany, located at Rudolf-Eber-Straße 2, 73447 Oberkochen, Germany, registered in the commercial register of the Local Court of Ulm, Germany under no. HRB 734127,

(hereinafter also referred to as "SMT Holding Management GmbH" or "General Partner"),

(CZ AG, ASML and SMT Holding Management GmbH hereinafter also referred to as the "Partners" or individually as a "Partner"),

hereby conclude the following Partnership and Joint Venture Agreement (hereinafter also referred to as the "Agreement"):
* * *

Preamble
CZ AG and ASML have a longstanding and successful business relationship. By virtue of an agreement between, inter alia, the Partners (dated 2 November 2016), CZ AG and ASML Holding N.V. agreed that they want to strengthen their relationship by an investment of ASML into 24.9% of the share capital of Carl Zeiss SMT GmbH ("Investment Agreement"). The joint aim of the equity investment, besides the generation of profits, is, subject to the terms and conditions of the Investment Agreement, (i) a better alignment of interests, (ii) higher transparency and (iii) a greater degree of trust between the Parties. According to the Investment Agreement, such investment shall, however, be made not directly but indirectly into a limited partnership which shall hold 100% of the share capital of Carl Zeiss SMT GmbH. This Partnership and Joint Venture Agreement governs such limited partnership and sets out the provisions and rules of the joint venture between CZ AG and ASML.

11.	Form of Partnership and Registered Office, Business Name, Duration

11.1
The Partners hereby agree to be shareholders of a company which is a limited partnership (Kommanditgesellschaft), established under the laws of Germany, having its registered seat in Oberkochen, Germany, located at Rudolf-Eber-Straße 2, 73447 Oberkochen, Germany, registered in the commercial register of the Local Court of Ulm, Germany under no. HRA 725098 (hereinafter also referred to as the "Partnership").

11.2	The business name of the Partnership shall be: "Carl Zeiss SMT Holding GmbH & Co. KG".

11.3	The Partners enter into the Partnership for a fixed term of 30 years.

12.	Object of the Partnership and Business Year

12.1
The object of the Partnership shall be the holding of Carl Zeiss SMT GmbH, a limited liability company (GmbH), established under the laws of Germany, having its registered seat in Oberkochen, Germany, registered in the commercial register of the Local Court of Ulm, Germany under no. HRB 725667 (hereinafter "SMT GmbH").

12.2
SMT GmbH is a company whose object is the development, manufacturing, treatment and processing as well as the distribution of optical, electron-optical, electronic and precision products, instruments and other equipment to be used in the semiconductor industry including the rendering of services in connection therewith. The Partnership serves as joint venture company for the Limited Partners for their joint investment in SMT GmbH. The Partnership shall provide services to SMT GmbH.

12.3	The business year of the Partnership shall be from 01 October to 30 September.

13.	General Partner

13.1
General partner (Komplementärin) of the Partnership shall be SMT Holding Management GmbH. The only shareholder of SMT Holding Management GmbH is CZ AG. SMT Holding Management GmbH has no voting right in the Partners Meeting with respect to the transfer of a Limited Partner's partnership interest, the admittance of a new limited partner, the exiting of a limited partner from the partnership, or the increase and the decrease of the partnership interests.

13.2	ASML agrees that the managing directors of the General Partner are appointed, and may be revoked, by CZ AG at its sole discretion.

13.3
CZ AG as sole shareholder of SMT Holding Management GmbH hereby is obliged, and by virtue of this Agreement undertakes vis-á-vis ASML, to take the following actions with regard to SMT Holding Management GmbH only with the prior written consent of ASML:

f)	Transformation (Umwandlung) within the meaning of Sec. 1 German Transformation Act (UmwG) or approval of any such transformation of SMT Holding Management GmbH;

g)	Liquidation or dissolution (Auflösung) of SMT Holding Management GmbH;

h)
Changes or amendments with respect to the articles of association (Satzung) of SMT Holding Management GmbH, as compared to the articles of association which have been agreed in the Investment Agreement;

i)
Changes or amendments with respect to the rules of procedure for the managing directors (Geschäftsordnung für die Geschäftsführung) of SMT Holding Management GmbH, as compared to the rules of procedure which have been agreed in the Investment Agreement;

j)
Sale, transfer, encumbrance of or granting of any rights relating to the share of CZ AG in SMT Holding Management GmbH, except for sales or transfers to an affiliated company of CZ AG (provided that all obligations of CZ AG regarding SMT Holding Management GmbH shall also be conferred upon the assignee and CZ AG shall remain a guarantor for these obligations);

k)	Approval of any enterprise agreement (Unternehmensvertrag) to which SMT Holding Management GmbH would be a party;

l)	Resignation as General Partner from the Partnership.

13.4
CZ AG further hereby is obliged, and by virtue of this Agreement undertakes vis-á-vis ASML, to refrain from giving any directions (Weisungen) to or approving acts of the managing directors of SMT Holding Management GmbH which are in contradiction to this Agreement, in particular regarding business transactions which require the approval of the Shareholders Committee.

14.	Limited Partners, Partnership Interests and Contributions

14.1	The sole Limited Partners of the Partnership (Kommanditisten) shall be CZ AG and ASML.

14.2
The capital of the Partnership (Gesellschaftskapital) shall be EUR 100,000 (in words: Euro one hundred thousand). The Partners shall hold the following partnership interests (Kapitalanteile) of the capital of the Partnership:

m)	CZ AG a partnership interest of EUR 75,000 (75.0%),

n)	ASML a partnership interest of EUR 24,900 (24.9%),

o)	SMT Holding Management GmbH a partnership interest of EUR 100 (0.1%).

14.3
The contributions of the Limited Partners to the capital of the Partnership shall be equal to their registered limited partner's contribution (Kommanditeinlage, Hafteinlage). All contributions of the Limited Partners have been duly made.

14.4
The non-competition prohibition set forth in Section 112 of the German Commercial Code shall apply to CZ AG and its affiliated companies in relation to the businesses of SMT GmbH and all of its direct and indirect subsidiaries and participations. To the extent that CZ AG and its affiliated companies should be in any form of competition as of 1 October 2016, such activities by CZ AG and its affiliated companies are not considered competition and are accepted by ASML.

15.	Partners' Accounts

15.1	The Partnership shall have the following partners' accounts (Gesellschafterkonten) for each Partner:

p)	a fixed capital account I (Kapitalkonto I), where the partnership interest (Kapitalanteil) of each Partner is booked,

q)
a capital account II (Kapitalkonto II), where the profit share, as far as it is not booked into the loss carried forward account, capital contributions and capital withdrawals are to be booked; the General Partner is entitled and upon request of a Limited Partner obliged to pay out any amount on the capital accounts II to the Partners,

r)
a loss carried forward account (Verlustkonto) as a sub-account to the capital account II, where losses of the Partnership are booked; subsequent profits shall be booked to the loss carried forward account up to the losses accumulated in this account in order to compensate them,

s)
a current account (Darlehenskonto), where loans and money transfers between the Partnership and a Limited Partner are booked. The General Partner is entitled and upon request of a Limited Partner obliged to pay out any amount on the current accounts to the Partners.

In addition, a joint reserve account (Rücklagenkonto) shall be maintained for all Partners, where profits of the Partnership that shall not be distributed to the Partners are booked.
Additional accounts may be established with the consent of all Partners.
The partners' accounts may only be transferred together with the interest of a Partner in the Partnership itself.

15.2
The capital accounts I and the capital accounts II, the loss carried forward accounts and the joint reserve account shall be non-interest-bearing. The current accounts of the Partners shall bear interest of 2 percentage points p. a. above the base interest rate (Basiszinssatz) pursuant to Sec. 247 of the German Civil Code (BGB).

16.	Partners Meeting (Gesellschafterversammlung)

16.1
Resolutions of the Partners shall be adopted at a meeting of the Partners (the "Partners Meeting"). With the approval of all Partners resolutions may be adopted outside a meeting either orally (including by telephone or in a video conference) or in text form (Textform).

16.2
The Partners Meeting shall, however, resolve only matters that, by virtue of mandatory law, must be decided in the Partners Meeting (Gesellschafterversammlung) of a limited partnership or which must be decided in the Partners Meeting pursuant to this Agreement. All other shareholder affairs and matters shall be dealt with in the Shareholders Committee (Section 7).

16.3	The votes in the Partners Meeting shall be cast in proportion to the Partners' shares in the capital of the Partnership.

16.4
The resolutions of the Partners shall require a majority of all votes cast, unless otherwise required by mandatory law. However, changes or amendments to this Agreement shall require the approval of all Partners, provided, however that matters listed in Section 3.1 shall not require the approval of the General Partner. The approval of all Limited Partners is required for a transformation of the Partnership within the meaning of Section 1 of the German Transformation Act, a liquidation or dissolution or continuation of the Partnership, a disproportionate profit distribution, a sale of all or substantially all assets of the Partnership and an admission of a new partner.

16.5
The General Partner shall convene an ordinary Partners Meeting each year which shall be held in Oberkochen (Germany). Any Partner may require the General Partner to convene an extraordinary Partners Meeting. If such request has not been complied with after 1 week following the request, the requesting Partner is entitled to convene such Partners Meeting himself.

16.6
The Partners Meeting shall be convened with a 20 days-notice period (excluding the day on which the invitation is sent and further excluding the day of the meeting) by letter, fax or email giving notice of the agenda, the place and the time of the meeting. The meeting shall be held in English. Any Partner is entitled to add additional items to the agenda if such additional items to the agenda are communicated to the other Partners in the same form and at the latest three days prior to the relevant Partners Meeting.

16.7
The Partners Meeting shall be competent to pass a resolution if all Partners are present. Otherwise, a second Partners Meeting shall be convened in accordance with Section 6.6 determining the same agenda without undue delay. Such second Partners Meeting shall have a quorum irrespective of the number of Partners present, if the Partners have been expressly notified thereof in the convocation letter.

16.8
Every unusual transaction within the meaning of Sec. 116 (2) of the German Commercial Code (HGB) which is neither listed in Exhibit 1, nor in Exhibit 2, nor in Exhibit 3, nor in Exhibit 4 shall require a prior resolution of the Partners in accordance with this Section 6.

17.	Shareholders Committee (Beirat)

17.1
The Partnership shall have a shareholders committee (the "Shareholders Committee"). The Shareholders Committee shall be competent for all matters and resolutions that are expressly conferred to it by this Agreement. It shall further be competent for all shareholder affairs and matters, unless such matters, by virtue of mandatory law or pursuant to this Agreement, must be decided in the Partners Meeting (Gesellschafterversammlung) of the Partnership. The Shareholders Committee shall resolve upon any shareholders rights which the Partnership has vis-à-vis SMT GmbH, including giving instructions to (Weisungsrecht) or consenting to acts of the managing directors of SMT GmbH.

17.2
The Shareholders Committee shall consist of four members, unless the Limited Partners unanimously agree otherwise. Both CZ AG and ASML shall – at their sole discretion – have the right to appoint two individuals as member of the Shareholders Committee. Each Limited Partner shall at its sole discretion have the right to revoke the members that it appointed to the Shareholders Committee at any time without cause. However, members shall not be revoked at an inopportune moment (zur Unzeit). The members of the Shareholders Committee shall not obtain any compensation from the Partnership.

17.3
The members of the Shareholders Committee shall have the right to resign as a member of the Shareholders Committee by giving written notice to both Limited Partners and the General Partner, provided that a resignation shall not be made at an inopportune moment (zur Unzeit).

17.4
The Shareholders Committee shall meet four times a year, unless otherwise agreed or requested by at least two of its members. Meetings of the Shareholders Committee shall be held in-person in Oberkochen (Germany) unless all members of the Shareholders Committee unanimously agree to hold (i) an in-person meeting at any other place or (ii) a meeting via telephone or video conference or in any other format. Notwithstanding the foregoing, any member of the Shareholders Committee may participate in any meeting via telephone. The meeting shall be convened by the chairman or one or more of the requesting members if the chairman does not convene the meeting within 1 week after the relevant request. Meetings of the Shareholders Committee shall be convened with a 20 days-notice period (excluding the day on which the invitation is sent and further excluding the day of the meeting) by letter, fax or email giving notice of the agenda, the place and the time of the meeting. The meetings shall be held in English. Any member is entitled to add additional items to the agenda if such additional items are communicated to the other members in the same form and at the latest 1 week prior to the relevant Shareholders Committee Meeting.

17.5
The Shareholders Committee shall be competent to pass a resolution if all of its members are present. Otherwise, a second Shareholders Committee shall be convened in accordance with Section 7.4 determining the same agenda without undue delay. Such second Shareholders

Committee shall have a quorum irrespective of the number of members present if the members of the Shareholders Committee have been expressly notified hereof in the convocation letter.

17.6
Unless otherwise provided for in this Agreement, resolutions in the Shareholders Committee shall be adopted in meetings of the Shareholders Committee. However, upon the consent of all members of the Shareholders Committee, resolutions may be adopted either orally (including by telephone or in a video conference) or in text form (Textform).

17.7
The members of the Shareholders Committee that have been appointed by CZ AG must cast their vote in the Shareholders Committee unanimously. The members of the Shareholders Committee that have been appointed by ASML must cast their vote in the Shareholders Committee unanimously.

17.8
The members of the Shareholders Committee that have been appointed by CZ AG shall have a vote of 75.1% in the Shareholders Committee. The members of the Shareholders Committee that have been appointed by ASML shall have a vote of 24.9% in the Shareholders Committee.

17.9
Unless otherwise provided for in this Agreement, resolutions in the Shareholders Committee shall be adopted with a simple majority of the votes cast. In case that a matter requires a unanimous vote and the representatives of CZ AG and ASML in the Shareholders Committee cannot agree upon a joint resolution, the procedures for a deadlock situation pursuant to Section 8.6 below shall apply.

17.10
The Shareholders Committee shall have a chairman which shall be one of the members of the Shareholders Committee who have been appointed by CZ AG. The chairman of the Shareholders Committee shall be responsible for organizational matters (such as calling and presiding over meetings, determining the method of casting votes, keeping minutes). The chairman may resign from the office as a chairman at his sole discretion at any time by giving written notice to the other members of Shareholders Committee, provided that a resignation from the office as a chairman shall not be made at an inopportune moment (zur Unzeit). A resignation from the office of the chairman shall not affect the person's membership of the Shareholders Committee.

17.11
Any material, extraordinary and strategic matter can be brought to the attention of the Shareholders Committee by any of its members or any member of the management of the Limited Partner or SMT GmbH. The Shareholders Committee shall have a meaningful debate on such matters taking into account in good faith the arguments presented by its members.

17.12	The members of the Shareholders Committee can unanimously adopt rules of procedure (Geschäftsordnung) for the Shareholders Committee.

18.	Management of the Partnership

18.1
The General Partner shall manage the affairs of the Partnership and act on behalf of the Partnership (power of representation). The General Partner is obliged, and by virtue of this Agreement undertakes, to follow and comply with any resolution of the Shareholders Committee or the Partners Meeting. The managing directors of the General Partner must obtain the prior consent or instruction of the Shareholders Committee or the Partners Meeting before resolving on any matter in relation to SMT GmbH.

18.2
The General Partner, as well as the managing directors of the General Partner, shall be exempt from the restrictions of Sec. 181 alternative 2 of the German Civil Code (BGB) (Befreiung vom Verbot der Mehrfachvertretung).

18.3
The General Partner shall obtain for its services an annual fee of Euro 2,500 (in words: Euro two thousand and five hundred) which shall be treated between the Partners as expenses (im Verhältnis der Gesellschafter untereinander als Aufwand).

18.4	The business transactions that are listed in Exhibit 1 to this Agreement require the approval of the Shareholders Committee with a simple majority vote.

18.5
The business transactions that are listed in Exhibit 2, Exhibit 3 and Exhibit 4 to this Agreement require the approval of the Shareholders Committee with unanimous vote. All other business transactions that (i) require the consent of the Shareholders Committee and that (ii) are not mentioned in Exhibit 2, Exhibit 3 or Exhibit 4 shall be decided with simple majority of the Shareholders Committee (even if such matters are not mentioned in Exhibit 1).

18.6	In case of a deadlock situation for the matters that require unanimous vote in the Shareholders Committee the following escalation process shall apply:

a)	Adjournment/Reflection
The matter shall be forwarded to the agenda of the next meeting of the Shareholders Committee which shall take place within 1 month from the meeting in which the deadlock occurred. In the meantime, the members of the Shareholders Committee shall use their best efforts to reflect on their positions and consider and discuss solutions to resolve the matter, also considering widening the scope of the respective matters (e.g. coupling with other issues). If at this second meeting of the Shareholders Committee a unanimous decision cannot be reached, the unresolved matter shall be brought up to the highest management level of CZ AG and ASML Holding N.V. as described under (b) below.

b)	Involvement of Top Management
The top management level of CZ AG and ASML Holding N.V. (including the chairmen of the supervisory boards (Aufsichtsratsvorsitzende) of CZ AG and ASML Holding N.V.) shall use their best efforts to resolve the matter, including investigating acceptable alternative solutions and/or reframing the issue considering a wider scope regarding the matter to be resolved. The top management shall come to a conclusion within 2 months.

c)	Final Decision for CZ AG
If the top management of CZ AG and ASML Holding N.V. cannot resolve the matter (as described under (b) above) within 2 months after the second meeting of the Shareholders Committee (as described under (a) above), the chairman of the Shareholders Committee shall immediately call an extraordinary Partners Meeting with a 20 days-notice period (excluding the day on which the invitation is sent and further excluding the day of the meeting). This Partners Meeting shall decide on the matter with a simple majority vote, except for the matters listed in Exhibit 4. The matters listed in Exhibit 4 must not be resolved without the approval of ASML.

d)	Ultimate Remedy for ASML
If a matter listed in Exhibit 3 is resolved by a majority vote of the Partners Meeting against the vote of ASML, ASML shall have a put option, according to which CZ AG has the obligation to acquire the ASML Limited Partnership Interest in the Partnership from ASML (the "ASML Put Option"). ASML may exercise the ASML Put Option by written request to CZ AG at the latest 2 months following the relevant resolution of the Partners Meeting. Within 2 weeks thereafter, CZ AG and ASML shall enter into a share purchase and transfer agreement which shall contain no representations, warranties and indemnities other than in relation to unencumbered ownership of the ASML Limited Partnership Interest. For the ASML Put Option, the valuation process set out in Section 11 shall apply. The transfer of the ASML Limited Partnership Interest to CZ AG shall not require the prior consent of the General Partner. CZ AG shall be granted a period of up to 6 months as from the entering into the relevant share purchase and transfer agreement to duly arrange for necessary financing. In case the purchase price to be paid by CZ AG exceeds EUR 1,000,000,000 (in words: Euro one billion), CZ AG and ASML shall negotiate in good faith how the purchase price (for the avoidance of doubt, not only the excess amount) may be paid in several installments. If CZ AG and ASML do not agree on a schedule for such installments, CZ AG shall be entitled to request that the due date for the purchase price shall be deferred for up to 2 years, subject to a payment of an interest rate of 150 basis points above 3 months LIBOR to ASML, which interest payment may be paid together with the final installment.

19.	[Intentionally left blank]

20.	Intra Group Transfers, Transfer Restrictions and CZ Exit Process

20.1
Each Limited Partner shall be entitled to transfer its partnership interest (for the avoidance of doubt, including all rights and obligations under this Agreement) to an affiliated company of this Limited Partner without the prior consent of the other Limited Partner. Neither such intra group transfer nor any other transfer of a partnership interest of a Limited Partner requires the prior consent of the General Partner.

20.2
Except for any intra group transfer pursuant to Section 10.1, ASML shall not be entitled to sell, transfer or encumber with any kind of third party rights its 24.9% partnership interest to any other party, or to enter into any other transaction which would have a similar economic effect, without the prior written consent of CZ AG.

20.3
Except for any intra group transfer pursuant to Section 10.1, until the expiration of 1 November 2018 (the "Negotiation Period"), CZ AG shall not be entitled to sell, transfer or encumber with any kind of third party rights its (direct and indirect) 75.1% partnership interest, i.e. including the General Partner interest, to any other party, or to enter into any other transaction which would have a similar economic effect, without the prior written consent of ASML. After the Negotiation Period, Sections 10.4 through 10.8 shall apply instead of this Section 10.3, if not otherwise agreed by the Partners.

20.4
If by the end of the Negotiation Period CZ AG and ASML have not agreed on the Future Lock-up and Exit Rules (as defined and set forth in the Investment Agreement), CZ AG may sell and transfer wholly or partly (but at least 25.2% of the capital of the Partnership as a first tranche) its (direct and indirect) 75.1% partnership interest after the Negotiation Period has ended, however subject to the ASML Right of First Offer pursuant to Section 10.5 and, if applicable, in accordance with the Drag-Along-Right pursuant to Section 10.6 (provided, however, that CZ AG wishes to sell and transfer all of its (direct and indirect) 75.1% partnership interest) as well as subject to the ASML Right of First Refusal pursuant to Section 10.7.

20.5
If CZ AG wishes to sell and transfer its (direct and indirect) 75.1% partnership interest (but at least 25.2% of the capital of the Partnership as a first tranche) at any time after the Negotiation Period has ended to a third party, it must first inform ASML in writing about its intention to divest ("Exit Call"). The Exit Call shall, at each time, include the percentage of the limited partnership interest in the Partnership CZ AG wishes to sell and transfer. Then the following procedure shall apply:

a)
After each Exit Call, ASML shall have the right to make within 3 months a first offer to buy the (direct and indirect) partnership interest at a price which is in ASML's sole discretion (the "ASML Right of First Offer"). If ASML chooses to make an offer, such offer must be communicated in writing to CZ AG (the "ASML Offer").

b)	For a period of 6 months after the ASML Offer or after expiry of the 3 months period without an ASML Offer, CZ AG shall be free to (i) either accept the ASML Offer (in which case CZ

AG and ASML shall enter into a share purchase and transfer agreement which shall contain neither representations nor warranties other than in relation to unencumbered ownership of the partnership interest (directly and indirectly) held by CZ AG and a tax indemnity with mutatis mutandis the same wording as Section B.9 of the Investment Agreement – adjusted to the partnership interest that will be transferred – whereby the indemnity payment shall already be due once the relevant taxes are owed to the tax authorities, irrespective of whether or not they are non-appealable (combined with a repayment obligation in case the taxes are subsequently reduced), the share purchase and transfer agreement shall provide that CZ AG does not opt for VAT in respect of a transfer of a partnership interest and shall provide also for customary information and cooperation rights for CZ AG with respect to the indemnity for taxes), or (ii) sell the partnership interest to any third party, however in such case only at a price that must be higher than the ASML Offer, if any. In the latter case, for the avoidance of doubt, ASML shall have no matching right for the offer of the third party or any Right of First Refusal.

c)
If CZ AG has accepted the ASML offer, CZ AG shall ensure that SMT Holding Management GmbH will exit SMT Holding KG. SMT Holding Management GmbH shall be replaced by ASML by a new GmbH (which will be allowed by CZ AG), which shall be a wholly owned (direct or indirect) subsidiary of ASML. CZ AG and ASML shall ensure and procure that the shareholder rights of ASML and CZ AG with respect to all corporate governance matters in this Agreement shall be switched such that ASML shall take CZ AG's position as majority shareholder, e.g. Section 7.8, Section 7.10 and Section 8.6 (c), provided, however, that (i) CZ AG shall not be entitled to the ASML Put Option, (ii) the Operational Committees shall no longer be necessary, and (iii) Section 14 shall no longer apply and ASML may decide in its full discretion on all reporting and information to be provided by SMT GmbH. Further, CZ AG shall ensure that all members of the supervisory board of SMT GmbH which have been elected by the shareholders shall resign from their position with immediate effect.

d)
If the 6 months period expired and CZ AG has (i) neither accepted the ASML Offer, (ii) nor sold the partnership interest to any third party, CZ AG may thereafter sell and transfer its (direct and indirect) partnership interest only subject to the ASML Right of First Refusal pursuant to Section 10.7. For the avoidance of doubt, the procedure described in this Section 10.5 with the ASML Right of First Offer shall then not apply again.

20.6
If CZ AG wishes to sell and transfer all (and not less than all) of its (direct and indirect) 75.1% partnership interest at any time after the Negotiation Period has ended and the exit procedure pursuant to Section 10.5 was inconclusive, CZ AG may, subject to the ASML Right of First Refusal set forth in Section 10.7, at its option require ASML to transfer all (and not less than all) of its 24.9% partnership interest to the same third party (the "Drag-Along Transferee") to which CZ AG will sell its (direct and indirect) 75.1% partnership interest (the "Drag-Along Right").

Accordingly, if CZ AG exercises its Drag-Along Right, CZ AG shall be entitled to include all of ASML's partnership interest in the sale of its (direct and indirect) 75.1% partnership interest to the Drag-Along Transferee and ASML shall be obligated to sell and transfer its 24.9% partnership interest to the Drag-Along Transferee on the same terms and conditions as negotiated by CZ AG with the Drag-Along Transferee (the "Drag-Along Sale") for its 75.1% partnership interest. ASML shall take all actions which are reasonably necessary to enable CZ AG to include all of ASML's partnership interest in the sale of its (direct and indirect) 75.1% partnership interest to the Drag-Along Transferee.

20.7
In case CZ AG wishes to sell and transfer any of its partnership interest at any time after the Negotiation Period has ended and the exit procedure pursuant to Section 10.5 was inconclusive, ASML shall be entitled to a right of first refusal (Vorkaufsrecht, §§ 463 et seq. German Civil Code, Bürgerliches Gesetzbuch, BGB) in respect of such partnership interest (the "ASML Right of First Refusal"), meaning that ASML shall have the right to acquire CZ AG's (direct and indirect) partnership interest at the same terms and conditions agreed upon between CZ AG and the third party buyer. For the avoidance of doubt, the ASML Right of First Refusal shall also apply to the sale to a Drag-Along Transferee. The ASML Right of First Refusal shall be exercisable by ASML within a period of 6 weeks commencing upon receipt of the notification in writing by CZ AG. The notification must contain a copy of the sale and purchase agreement containing any and all terms and conditions agreed upon between CZ AG and the third party buyer (including a Drag-Along Transferee). The exercise of the ASML Right of First Refusal shall be made by written declaration and entering into a binding sale and purchase agreement.

20.8
If CZ AG accepts the ASML Offer or if ASML exercises the Right of First Refusal, CZ AG and ASML shall negotiate in good faith an appropriate separation of the SMT Group Companies (which for purposes of this clause and in relation to the separation in general shall include any direct or indirect subsidiaries and participations of SMT GmbH at the relevant time of the separation) from the CZ Group (as defined in the Investment Agreement) taking the reasonable interest of the CZ Group and the SMT Group Companies duly into account (the "Separation"). The Separation shall be guided by the following principles:

a)
CZ AG shall ensure that (i) the SMT Group Companies will have such assets (whether via transfer or by means of contractual arrangements) that are needed to establish the SMT Group Companies on a stand-alone basis, (ii) the SMT Group Companies will receive the level of services (at terms and conditions consistent with those prior to the signing of the share purchase agreement) as long as needed to establish the SMT Group Companies on a stand-alone basis, (iii) all material assets primarily belonging to the businesses of the SMT Group Companies but owned by members of the CZ Group shall be transferred upon ASML's request to the SMT Group Companies at a price the concept of which the Limited Partners will discuss in good faith during the Negotiation Period, with the exception, however, that any building facilities (real estate and/or real estate like rights) or any other assets which will or have been financed, fully or partially, through down payments or any other means of financings by any member of the ASML Group, through any agreements concluded or to be concluded between ASML or any member of the ASML group on the one side and SMT GmbH or any member of the CZ Group on the other side shall be sold and transferred to SMT GmbH at book value, (iv) any necessary licenses to members of the SMT Group Companies under intellectual property rights that are owned by members of the CZ Group shall continue to be licensed as long as reasonably needed for the SMT Group Companies, provided that, notwithstanding anything to the contrary herein, any know-how (including, without limitation, all design and manufacturing data, processes, methods, techniques, trade secrets, specifications, parts lists, CAD and other construction data, and software) which is owned by a member of the CZ Group and which is required for the business of the SMT Group Companies shall, if legally possible, be transferred or, if not legally possible, be made available for as long as reasonably needed for the relevant business by way of a contractual arrangement to SMT GmbH irrespective of whether it had already been licensed to SMT GmbH or not, (v) as far as this is in the power of CZ AG, any customer and supply relationships shall be adequately adapted to the new ownership structure, (vi) all intra-group shareholder loans, cash-pool or other receivables of any SMT Group Company against any member of the CZ Group shall be settled in cash, (vii) the payment due date terms in relation to any continuing (interim) services and/or supplies to any of the SMT Group Companies by any member of the CZ Group shall be at least 35 calendar days, (viii) all sales and corresponding contractual relationships belonging to the SMT Group Companies but routed via other sales companies of the CZ Group shall be transferred to SMT GmbH at no cost, and (ix) all assets related to pension, old age part time and part-time or similar obligations of any of the SMT Group Companies (irrespective of whether or not included in the relevant financial statements of SMT GmbH or any of its affiliates) which are not owned by the relevant SMT Group Companies shall be transferred in accordance with, and pursuant to, (a) the relevant CTAs (as defined in Section B.7.1c) hh) of the Investment Agreement), if applicable, to the relevant SMT Group Companies (or a new appropriate pension vehicle owned by SMT GmbH), provided, however, that if the CTA imposes difficulties for such transfer, CZ AG and ASML shall agree on a solution to enable the relevant transfer without any additional cost for any of the SMT Group Companies or ASML and (b) otherwise with the relevant applicable transfer provisions, in each case (a) and (b) at no cost for any of the

SMT Group Companies or ASML. In case of the Separation, the SMT Group Companies shall be entitled to use the brand of Carl Zeiss for a maximum period of 12 months after the signing of the share purchase agreement, unless otherwise agreed between CZ AG and SMT GmbH.

b)
ASML shall ensure that the SMT Group Companies shall pay the costs for providing such services and measures which are needed for a stand-alone operation of the SMT Group Companies (or its integration into the ASML group).

c)	CZ AG shall be responsible and bear all residual overhead costs (Remanenzkosten) resulting from and connected with the Separation.

20.9
In case of any intra group transfer pursuant to Section 10.1 the transferring Limited Partner (the "Transferring LP") shall guarantee the prompt fulfillment of all obligations of its affiliated company. The affiliated company shall be obliged to retransfer the partnership interest to the Transferring LP if it is no longer an affiliated company of such Transferring LP.

21.	Put Option Valuation
The ASML Put Option shall be valued in accordance with the formula in Exhibit 5 to this Agreement.

22.	Appointment and Revocation of Managing Directors of SMT GmbH

22.1
CZ AG and ASML are aware and acknowledge that the managing directors (Geschäftsführer) of SMT GmbH are appointed by the supervisory board of SMT GmbH pursuant to the provisions of the German Co-Determination Act (Mitbestimmungsgesetz).

22.2
However, CZ AG shall inform ASML in advance (with a notice period of 1 month, unless there is a requirement for urgent action) about any intended appointment or revocation of a managing director of SMT GmbH, and how the representatives of CZ AG in the supervisory board of CZ AG intend to cast their vote (acknowledging that the members of the supervisory board of SMT GmbH are not bound by any order or instruction of CZ AG). If ASML, for whatever reason, objects to any given personnel decision of CZ AG, the matter shall be discussed in good faith in the Shareholders Committee, and CZ AG shall take into consideration any objection by ASML. However, the ultimate decision about such appointment or revocation of a managing director of SMT GmbH shall rest with CZ AG (to the extent that it can influence the decision of the supervisory board).

23.	Operational Committees

23.1
CZ AG and ASML are aware and acknowledge that there are currently various operational committees in place, in which SMT GmbH and ASML discuss business matters of joint operational interest (the "Operational Committees"). Such Operational Committees shall continue to stay in place and function as in the past. In case CZ AG shall sell and transfer wholly or partly its (direct and indirect) 75.1% partnership interest to any third party whereby such third party shall become the majority partner, the Operational Committees, which will exist as of 1 January of the year in which CZ AG starts the exit procedure pursuant to Section 10, shall become an integral part of and be documented in this Agreement and neither their competencies nor their rules of procedure shall be changed without ASML's consent.

23.2
The matters in the table attached as Exhibit 6 to this Agreement ("Haarlem Table") will be discussed and agreed according to this table in the various operational meetings or, if escalated or foreseen in the Haarlem Table, the Shareholder Committee and in the manner referred to therein, i.e., on the basis of information rights, consultation rights or as mutual agreement topics, in each case depending on whether the relevant matters are related to (i) the 'HiNA business', (ii) 'other EUV businesses', (iii) 'other ASML related businesses' or (iv) 'non-ASML related businesses'. With respect to the Operational Committees the following shall apply:

t)
CZ AG and the General Partner shall be obliged to provide all members of the respective Operational Committees with all relevant information pertaining to the relevant matters, however only as specified in, and in accordance with, the provisions of this Agreement.

u)
The members of the respective Operational Committees shall comprehensively discuss the matters listed in the Haarlem Table which are marked with 'Consultation' based on the information received, i.e. the relevant members of the respective Operational Committees are entitled to provide their opinion on the relevant topics and participate in a meaningful discussion.

v)
The members of the respective Operational Committees shall comprehensively discuss, consult on and vote on the matters listed in the Haarlem Table which are marked with 'Mutual agreement'. If the members of the respective Operational Committee disagree on such a matter, the ASML members are entitled to escalate such matter to the Shareholders Committee. The escalation process described above in Section 8.6 shall apply in this case, provided, however that such matter shall be treated as a matter listed on Exhibit 2, i.e. without the ultimate remedy of the ASML Put Option. CZ AG and the General Partner shall ensure that a matter which is subject to mutual agreement and in relation to which no mutual agreement has been reached in the relevant Operational Committees shall not be implemented before the relevant escalation process has been completed, provided, however, that if such a disputed matter is reflected in the current business plan or budget of SMT GmbH, the management of SMT GmbH may continue the business in accordance with such business plan and/or budget, until the Shareholders Committee has rendered its ultimate decision (after escalation). In urgent matters, a meeting of the Shareholders Committee shall be called as soon as reasonably possible and the escalation procedure shall be accelerated.

24.	Reporting, Information

24.1
ASML shall be entitled to receive reporting regarding SMT GmbH, the General Partner and the Partnership as set forth in Exhibit 7 to this Agreement and the General Partner shall be obliged to provide ASML with such information without undue delay.

24.2
The General Partner shall be obliged to provide ASML with consolidated accounts regarding the Partnership (as also set forth in Section 15.1 below). With respect to the requirement of ASML to prepare its US GAAP and IFRS accounts, the Partners agree on the following guiding principles:

w)	CZ AG and the SMT Group do not need to change their accounting and reporting practices.

x)	The General Partner shall support ASML in ASML Holding N.V.'s requirements for fulfillment of public reporting obligations under the applicable law and regulations.

y)
CZ AG, the General Partner and SMT GmbH shall ensure that ASML receives all information necessary for the fulfillment of the relevant reporting requirements of ASML Holding N.V. which is readily available to them. For the avoidance of doubt: the fulfillment of ASML's requirements is in the sole responsibility of ASML. CZ AG, the General Partner and SMT GmbH shall provide the information to ASML in accordance with the standard of care in their own affairs.

z)
If there should be further information requirements that are necessary for the fulfillment of the relevant ASML reporting requirements which is not available to CZ AG, the General Partner and SMT GmbH, ASML shall be entitled to retrieve, with the support of CZ AG, from the SMT Group Companies such information at its own cost, it being understood that ASML shall be entitled to use the support of its own auditors in reviewing the relevant information together with ASML.

aa)
Any reasonable additional costs and expenses of, as the case may be, CZ AG, any of the SMT Group Companies or the General Partner arising out of the provision of information which will be specifically and only prepared for ASML shall be borne by ASML (after approval by ASML).

bb)	The Partners shall apply the foregoing guiding principles fully in good faith.

24.3
The General Partner shall provide ASML without undue delay with copies of all agendas and minutes of all meetings of the supervisory board of SMT GmbH and, upon reasonable request of ASML, the management boards of SMT GmbH and the General Partner. The minutes of the supervisory board of SMT GmbH shall be provided to ASML at the latest 2 months after each meeting or, with respect to the minutes of the management boards, without undue delay after a request.

24.4
The General Partner shall inform the Limited Partners without undue delay if it becomes aware of any material events that occurred or may occur with respect to SMT GmbH or any of its subsidiaries, which for the avoidance of doubt shall include anything reasonably expected to have a material impact on ASML or its subsidiaries and participations, its investment in the Partnership and indirectly in SMT GmbH and its subsidiaries and participations, in particular in relation to financial, commercial, business, technical / or customer road map related aspects, and the General Partner shall provide the Limited Partners with all information reasonably necessary to fully evaluate the relevant matters.

24.5
Each Limited Partner shall be entitled to request and the General Partner shall ask and ensure that SMT GmbH provides the information requested by the relevant Limited Partner to the Shareholders Committee (including, without any limitation, information requests escalated from any of the operational committees) unless disclosure of such information would have a materially detrimental impact on SMT GmbH, in particular with regard to the client-customer-relationship between SMT GmbH and ASML. The Shareholders Committee shall have a meaningful debate on such matters taking into account in good faith the arguments presented by its members.

25.	Annual Accounts; Profits and Losses

25.1
The annual accounts of the Partnership as well as consolidated accounts for the Partnership and the companies of the SMT Group shall be established (aufgestellt) by the General Partner within 2 months after the end of the financial year and in accordance with the pertinent statutory provisions. The unaudited accounts shall be transmitted to the Limited Partners as soon as they are available and in no case later than 2 months after the end of the financial year; the audited financial statements shall be transmitted to the Limited Partners within 3 months after the end of the financial year. The accounts shall be transmitted to the Limited Partners together with an English translation.

25.2	The accounts shall be adopted (festgestellt) at the ordinary Partners Meeting by the Partners.

25.3
The profits shall be shared by the Partners in proportion to their share of the capital of the Partnership (within the meaning of Section 4.2). Losses shall also be borne in proportion to the shares of the capital of the Partnership. Each Partner shall be entitled to withdraw its share of the profits. All annual profits shall be distributed to the Partners unless by unanimous resolution the Limited Partners decide to credit all or a portion of the annual profits to the joint reserve account for all Partners.

26.	Expelling of a Partner (Ausschluss aus wichtigem Grund)

26.1
A Partner shall be expelled from the Partnership only in accordance with the pertinent statutory provisions for important cause, including, for the avoidance of doubt, Section 131 subsection 3 No. 4 of the German Commercial Code (HGB) applying in case of an insolvency of one of the Partners. In case that CZ AG or the General Partner itself is expelled from the Partnership, ASML shall in each case have the right to immediately replace the General Partner with a new general partner which shall be wholly owned, directly or indirectly, by ASML.

26.2	The dissolution of a Partner shall lead to its expulsion from the Partnership.

27.	Compensation of an Expelled Partner

27.1
An expelled Partner shall be entitled to compensation in proportion to its share of the capital of the Partnership. The calculation of the compensation shall be based on the fair value of the Partnership, including its goodwill and its hidden reserves.

27.2
If no agreement is reached on the fair value of the Partnership, any Partner may, at the expense of the Partnership, require an arbitrator’s expert opinion to be delivered by an auditor that shall be binding on all Partners. That accountant shall be appointed by the competent Chamber of Public Accountants (Wirtschaftsprüferkammer) in Stuttgart.

27.3
The compensation shall be paid in 3 yearly installments. The first installment shall be due 3 months after the expelled Partner’s retirement. The compensation balance shall be non-interest-bearing. The expelled Partner shall not be entitled to require any securities.

27.4	The expelled Partner shall not be subject to a non-competition obligation.

28.	Dissolution, Liquidation

28.1	In the event that the Partnership is dissolved for any reason, it shall be liquidated in accordance with the pertinent statutory provisions. The Partners may agree on a different form of liquidation.

28.2	The liquidator shall be the General Partner.

29.	Tax Clauses

29.1
Subject to Section 19.2, which shall prevail over this Section 19.1, if an event, which is – for tax purposes – to be qualified as a disposal or discontinuation of a partnership interest (Veräußerung oder Aufgabe eines Mitunternehmeranteils) of the Partnership (or a part thereof), triggers trade tax at the level of the Partnership it shall be compensated for the respective tax burden by the Partner whose entrepreneurial partnership interest was disposed of/discontinued or is treated as disposed of/discontinued for tax purposes. The same applies in case of a disposal of special business assets (Sonderbetriebsvermögen) by a Partner. The compensation shall be made by way of a contribution to the Partnership of 100% of the trade tax burden (including, for the avoidance of doubt, any trade tax triggered by the contribution itself) by the disposing Partner into the joint reserve account; if such contribution triggers German (corporate) income tax (including solidarity surcharge) at the level of the other Partners the disposing Partner shall indemnify and hold harmless the other Partners accordingly.

29.2
CZ AG shall indemnify and hold harmless ASML from and against any German taxes payable by ASML (in particular German (corporate) income tax, including solidarity surcharge) and – in deviation from Section 19.1 – ASML and the Partnership from and against any trade taxes payable by the Partnership in each case arising from the sale and transfer (or other disposition) of ASML's (current or future) partnership interest in the Partnership to any third party (i.e. excluding intra-group transfers, but including, for the avoidance of doubt, CZ AG and its affiliates) or the dissolution of the Partnership, if and to the extent the amount of such taxes exceeds the amount of taxes that would be otherwise due if ASML Holding N.V. had invested directly in SMT GmbH and disposed of its share in SMT GmbH. The indemnity pursuant to sentence 1 shall be calculated based (i) on the tax laws as of today, i.e. changes in law for the benefit or to the detriment of a Partner shall be disregarded and (ii) in case of intra-group transfers preceding the sale and transfer to a third party, the original acquisition costs of ASML's (current or future) partnership interest, i.e. without taking into account any step up (or step down) by the intra-group transfer. This Section 19.2 shall not apply to any special business assets (Wirtschaftsgüter des Sonderbetriebsvermögens) of ASML, i.e. in case of a disposition of such assets by ASML it shall bear its own taxes, and Section 19.1 shall apply.

29.3
Subject to Section 19.2, which shall prevail over this Section 19.3, the Partners agree that certain trade tax effects (Gewerbesteuereffekte) resulting from the sphere of the Partners shall be attributed entirely to the Partner from whose sphere the respective trade tax effect resulted (with the exception of section 19.3 a) sentence 4). In order to achieve this result, the respective trade tax effects (Gewerbesteuereffekte) shall be handled by way of an adjustment of the profit allocation in the form of a (positive or negative) pre-allocation (Vorabzurechnung) of such trade tax effects (Gewerbesteuereffekte) as follows, it being understood that a profit of a Partner could thereby become negative which is to be reflected on its loss carry forward account:

cc)
Effects on the trade tax burden at the level of the Partnership due to a negative or positive supplementary balance sheet (Ergänzungsbilanz) and/or special business expenses or proceeds (Sonderbetriebsausgaben/-einnahmen), including effects from special business assets / liabilities (Sonderbetriebsvermögen), of a Partner shall be pre-added to, or pre-subtracted from, the profits of the respective Partner. The respective Partner shall receive a credit (Gutschrift) in the amount of which the trade tax decreases due to expenses (Aufwand) at his level from items mentioned in the preceding sentence. Vice versa, any increase in the trade tax burden due to such items shall be pre-charged to the respective Partner. This Section 19.3 a) sentences 1 through 3 shall not apply to special business expenses in the form of interest expenses (Zinsaufwendungen).

i)
Negative and positive effects on the trade income (Gewerbeertrag) of the Partnership (as defined in section 19.3 a) above) caused by the same Partner shall be offset. A positive balance shall be treated as an increasing amount (Erhöhungsbetrag) ("Increasing Amount") and a negative balance shall be treated as a decreasing amount (Minderungsbetrag) ("Decreasing Amount").

ii)
For the purposes of calculating these trade tax effects, in a first step, the trade tax burden of the Partnership for the respective fiscal year shall be calculated as if the Partnership would be liable for it on the basis of its consolidated joint assets balance sheet for tax purposes (steuerliche Gesamthandelsbilanz) (i.e. without taking into account disposals of partnership interests resulting in trade tax and – for the time being – without taking into account any Increasing Amounts or any Decreasing Amounts) (fiktive Gewerbesteuer I / notional trade tax I). Trade tax loss carry forwards are to be considered in accordance with the applicable law (especially Sec 10a Trade Tax Act). Such notional trade tax I cannot be less than zero. In a second step, the trade tax burden of the Partnership shall be calculated taking into account any Increasing Amounts (but not Decreasing Amounts and without taking into account disposals of partnership interests) (fiktive Gewerbesteuer II / notional trade tax II). Trade tax loss carry forwards are to be considered in accordance with the applicable law (especially Sec 10a Trade Tax Act). Such notional trade tax II cannot be less than zero. The difference between these two calculations shall be pre-charged to the Partner who caused these tax effects. If more than one Partner caused these tax effects, the amount of the difference shall be allocated to them on a pro rata basis. In a third step, the actual trade tax shown in the local GAAP profit and loss statement (handelsrechtliche Gewinn- und Verlustrechnung) (without any impacts from disposals of partnership interests) will be deducted from the notional trade tax II (fiktive Gewerbesteuer II). A positive balance shall be pre-credited to the Partner who caused the reduction. If several Partners caused reductions, the difference shall be pre-credited to the Partners on a pro rata basis.

dd)
If the trade tax liability for the respective fiscal year is assessed different (e.g. due to a tax assessment or a later tax audit) to the local GAAP profit and loss statement (handelsrechtliche Gewinn- und Verlustrechnung) after the balance sheet for the respective fiscal year has been established (Aufstellung des Jahresabschlusses), the positive or negative difference shall be pre-credited or pre-charged to the Partners in the year of the relevant amendment, whereas Section  19.3 a) shall apply mutatis mutandis.

29.4
With respect to Sec. 4h of the German Income Tax Act (Einkommensteuergesetz) (interest barrier rule (Zinsschrankenregelung)), it shall be assumed that the calculation of non-deductible interest expenses (nicht abziehbare Zinsaufwendungen) is made on a per-business basis (betriebsbezogen) by the German tax authorities (Finanzverwaltung) and that interest expenses are to be allocated to the Partners on the basis of the general rules on the allocation of profits and losses between the Partners (as stipulated in Section 15.3), even if the interest expenses are derived from the special business assets (Sonderbetriebsvermögen) of a Partner.

ee)
When calculating if and to what extent the non-deductibility of interest expenses is caused by interest expenses derived from the special business assets of a Partner, it shall be assumed that any interest incurred at the level of the Partnership is with priority deducted at the level of the joint assets (Gesamthandsvermögensbereich).

ff)
If and to the extent the non-deductibility of interest expenses from the special business assets of a Partner leads to an increase of the taxable profit of the other Partners, the Partner who caused the increase has to bear, and compensate the other Partners for, the tax burden ((corporate) income tax and solidarity surcharge) (Körperschaftsteuer oder Einkommensteuer und Solidaritätszuschlag) of the other Partners resulting from such increase.

29.5
The Partners shall fully cooperate for the purpose of this Section 19. The term "tax" as used in this Section 19 shall include any interest, penalty, fine or addition thereto. Should an indemnity payment of CZ AG under this Section 19 lead to taxes at the level of the indemnitee, then CZ AG shall make a corresponding gross-up payment to the indemnitee; ASML shall take, to the extent legally possible, reasonable efforts to mitigate any negative tax effects of an indemnification payment. Claims under this Section 19 shall become time-barred 6 months after the later of (i) the ultimate, final and binding assessment (endgültig bestandskräftige Festsetzung) and (ii) the statutory limitation of the relevant tax, but not before 6 months after ASML has been informed about such claims.

30.	Final Provisions

30.1	This Partnership and Joint Venture Agreement and its Exhibits shall be governed by the laws of the Federal Republic of Germany.

30.2
Any disputes under or in connection with this Partnership and Joint Venture Agreement (including those regarding its validity) shall be exclusively settled in the courts of Stuttgart (as courts of first instance).

30.3	The provisions in Part D of the Investment Agreement (except for the arbitration clause) shall apply mutatis mutandis to this Partnership and Joint Venture Agreement.

30.4	As from the date hereof, this Partnership and Joint Venture Agreement shall supersede all prior partnership agreements of the Partnership.

Exhibit 1 to the Partnership and Joint Venture Agreement

List of Matters that require approval of the Shareholders Committee with simple majority:

gg)	Approval of the annual financial statements of SMT GmbH and of the Partnership;

hh)
Decisions about a distribution of reserves of the Partnership (and, to the extent that there is no profit transfer agreement in place, of SMT GmbH), provided that such distribution of profits must be according to shareholding ratio;

ii)
Actions pursuant to the German Transformation Act (merger (Verschmelzung), spin-off (Abspaltung), split-off (Aufspaltung), hive-down (Ausgliederung), change of legal form (Formwechsel)) with respect to a SMT Group Company, whereas for the purpose of this Agreement, an "SMT Group Company" shall include SMT GmbH and any of its direct and indirect subsidiaries or participations, or the Partnership, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

jj)
A SMT Group Company incurring debt from outside the CZ Group, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

kk)
A SMT Group Company granting loans, guarantees and securities binding a SMT Group Company for third party debt not being part of the ordinary course of business, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

ll)
Discontinuation of existing and commencement of new business by a SMT Group Company, whereas new business shall be business which does not have an impact on the combined business of the SMT Group Companies and an ASML Group Company (including additional business, if any, as it is in existence between SMT Group Companies and an ASML Group Company at the time of decision) whereas for the purpose of this Agreement, an "ASML Group Company" shall include ASML Holding N.V. and any of its direct and indirect subsidiaries or participations, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

mm)
Acquisition and disposal of enterprises (Unternehmen) or parts of enterprises and participations of a SMT Group Company or the Partnership, whether in the form of an asset deal or a share deal, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

nn)
Setting-up and dissolution and liquidation of subsidiaries and participations, permanent establishments, businesses and representative offices in Germany and abroad by SMT GmbH or the Partnership, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

oo)	Decisions (e.g. approval) on the annual business plan and the annual budget of SMT GmbH;

pp)
Decisions of SMT GmbH on CAPEX (including area planning), OPEX and capacity planning (FTE production) exceeding the relevant budget by more than 10%; provided that the relevant budget is not exceeded by more than 15%;

qq)
Capital increases in subsidiaries and participations of SMT GmbH or the Partnership, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

rr)
Matters of an SMT Group Company outside the ordinary course of business exceeding EUR 1 million in transaction value, provided that such action does not have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

ss)	Strategic consulting projects of a SMT Group Company with a financial impact exceeding EUR 0.3 million;

tt)	Determination and appointment of board members in subsidiaries and participations of SMT GmbH;

uu)
Collective bargaining agreements (Tarifverträge), general salary changes for employees at the management level of an SMT Group Company not covered by collective bargaining agreements (generelle Gehaltsanpassungen für außertarifliche leitende Angestellte), shop agreements with an impact on remuneration (including fringe benefits), social measures with long term character, classification and granting of any special remuneration to the entire work force of an SMT Group Company;

vv)	Severance payments to employees of an SMT Group Company exceeding EUR 300,000;

ww)
Filing of active (patent infringement) law suits, if (i) interests of CZ AG or an affiliated company thereof are affected (potentially also through counterclaims (Gegenklagen)), provided that such lawsuit would not harm significantly the combined business of the SMT Group Companies and an ASML Group Company (including additional business, if any, as it is in existence between SMT Group Companies and an ASML Group Company at the time of decision), or (ii) the active law suits involve a cost risk exceeding EUR 1 million but without having a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

xx)	Acquisition, sale and encumbrance by an SMT Group Company or the Partnership of real estate (Grundstücke) and leasehold rights (grundstücksgleiche Rechte) exceeding EUR 3 million;

yy)	Construction projects (new buildings/renovations) by an SMT Group Company or the Partnership exceeding EUR 3 million;

zz)	Rental and lease agreements by an SMT Group Company or the Partnership exceeding a value of EUR 3 million (calculated as duration of term x net rent);

aaa)	Approval of M&A projects of an SMT Group Company or the Partnership (to the extent not already covered under another line item);

bbb)	Approval of any business activities conducted as a non-Zeiss business (according to the Carl Zeiss trademark policies);

ccc)	Granting of licenses regarding the trademarks of Carl Zeiss AG or an affiliated company thereof;

ddd)	Granting of Carl Zeiss company names to entities affiliated with SMT GmbH or the Partnership.

Exhibit 2 to the Partnership and Joint Venture Agreement
List of Matters that require approval of the Shareholders Committee with unanimous vote but which ultimately do not lead to the ASML Put Option pursuant to Section 8.6 of this Agreement:

eee)
A SMT Group Company incurring debt from outside the CZ Group, provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

fff)
A SMT Group Company granting loans, guarantees and securities binding an SMT Group Company for third party debt not being part of the ordinary course of business, provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

ggg)
Discontinuation of existing and commencement of new business by an SMT Group Company, provided that (i) such action does have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other), and (ii) it does not have an impact on the combined business of the SMT Group Companies and an ASML Group Company (including additional business, if any, as it is in existence between SMT Group Companies and an ASML Group Company at the time of decision);

hhh)
Acquisition by and disposal of enterprises (Unternehmen) or parts of enterprises and participations of an SMT Group Company or the Partnership, whether in the form of an asset deal or a share deal, provided that (i) such action does have a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other), and (ii) it does not have an impact on the combined business of the SMT Group Companies and an ASML Group Company (including additional business, if any, as it is in existence between SMT Group Companies and an ASML Group Company at the time of decision);

iii)
Setting-up and dissolution and liquidation of subsidiaries and participations, permanent establishments, businesses and representative offices in Germany and abroad by an SMT Group Company or the Partnership, provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

jjj)	Decisions of SMT GmbH on CAPEX (including area planning), OPEX and capacity planning (FTE production) exceeding the relevant budget by more than 15%;

kkk)
Capital increases in subsidiaries or participations of SMT GmbH or the Partnership, provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

lll)
Matters of an SMT Group Company outside the ordinary course of business exceeding EUR 1 million in value, provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

mmm)
Filing of active (patent infringement) law suits, if (i) interests of an ASML Group Company are affected (potentially also through counterclaims (Gegenklagen)), provided that such lawsuit would harm significantly the business of an ASML Group Company, or (ii) the active law suit has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other).

Exhibit 3 to the Partnership and Joint Venture Agreement
List of Matters that require approval of the Shareholders Committee with unanimous vote and which ultimately lead to the ASML Put Option pursuant to Section 8.6 of this Agreement:

nnn)
Decisions about a distribution of profits and reserves of SMT GmbH to the Partnership (to the extent that there is no profit transfer agreement in place) and allocation of parts of the annual net profit of SMT GmbH to the other earnings reserves (Sec. 272 para. 3 of the German Commercial Code);

ooo)
Enterprise agreements (Unternehmensverträge) according to Sec. 291 et seq. of the German Stock Corporations Act (Aktiengesetz), to which either SMT GmbH or the Partnership is a party (except for the domination and profit sharing agreement between SMT GmbH and the Partnership that shall come into effect as of 1 April 2017);

ppp)
Actions pursuant to the German Transformation Act (merger (Verschmelzung), spin-off (Abspaltung), split-off (Aufspaltung), hive-down (Ausgliederung), change of legal form (Formwechsel)) with respect to SMT GmbH, provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

qqq)	Liquidation or dissolution of SMT GmbH;

rrr)	Amendments of articles of association of SMT GmbH;

sss)
Discontinuation of existing and commencement of new business by an SMT Group Company, provided that such business has an impact on the combined business of the SMT Group Companies and an ASML Group Company (including additional business, if any, as it is in existence between SMT Group Companies and an ASML Group Company at the time of decision), and further provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other);

ttt)
Acquisition by and disposal of enterprises (Unternehmen) or parts of enterprises and participations of an SMT Group Company or the Partnership which has an impact on the combined business of the SMT Group Companies and an ASML Group Company (including additional business, if any, as it is in existence between SMT Group Companies and an ASML Group Company at the time of decision), whether in the form of an asset deal or a share deal, provided that such action has a financial impact of more than EUR 150 million (in the individual case or in the aggregate if several cases are connected to each other).

Exhibit 4 to the Partnership and Joint Venture Agreement
List of Matters that require approval of the Shareholders Committee with unanimous vote and which must not be resolved without the approval of ASML:

uuu)	Sale, transfer or encumbrance of the share of the Partnership in SMT GmbH (or the issuance of shares by way of capital increase);

vvv)	Capital increase of SMT GmbH in case of the subscription of the shares by a third party, i.e. not the Partnership;

www)	Initial public offering of an SMT Group Company (after a change in legal form);

xxx)
Actions pursuant to the German Transformation Act (merger (Verschmelzung), spin-off (Abspaltung), split-off (Aufspaltung), hive-down (Ausgliederung), change of legal form (Formwechsel)) with respect to SMT GmbH, provided that a third party, i.e. a party not affiliated with either CZ AG or ASML, would become (directly or indirectly) a shareholder of SMT GmbH by way of that measure;

yyy)	Sale of all or substantially all assets of an SMT Group Company.

Exhibit 5 to the Partnership and Joint Venture Agreement
Price Formula for ASML Put Option

Price t1 =	0.249 x 0.13 x tax ratio x (average ASML market capitalization at t2)

t1: ASML Put Option Exercise Date

t2: period between (t1 – 15 days) and (t1 + 15 days)

0.13: fixed sales ratio

tax ratio:	tax adjustment ratio of 70/89 shall apply in case of an exercise until 31 December 2022

In case of an exercise of the ASML Put Option after 31 December 2022, the tax adjustment ratio rate shall be calculated as the weighted annual effective tax rate* of SMT GmbH (as determined under IFRS on a stand-alone basis not considering any profit & loss pooling agreement / tax consolidation with a parent entity (dominating entity)) and ASML Holding N.V. (as included in ASML Holding N.V.'s Annual Report on Form 20-F) based on SMT GmbH’s and ASML Holding N.V.'s weighted average effective tax rate of three fiscal years during a period of the last five fiscal years prior to the year in which the ASML Put Option has been exercised, provided that the highest and lowest effective tax rate percentages during the last five year period shall be excluded from the calculation. In case the weighted average effective tax rate of ASML or SMT GmbH for the three relevant fiscal years is below 0% or above 30%, that weighted average effective tax rate is considered to be corrected to the limit that was exceeded.

* whereas the weighted average effective tax rate is calculated as the sum of the tax expense of the three relevant fiscal years divided by the sum of the profit before tax of the three applicable fiscal years. Example: If during such years SMT GmbH shall have a weighted average effective tax rate of 25%, and ASML Holding N.V. of 15%, the ratio shall be 75/85. In case e.g. SMT GmbH shall have a weighted average effective tax rate of 34%, this is corrected to 30%).

ASML market capitalization:

Shall be determined on the volume-weighted average price of the ordinary ASML shares on Euronext Amsterdam during t2 (9.00 C.E.T. to 17.20 C.E.T.) excluding opening and closing auctions, block trades and any (OTC) market cross trades, per Bloomberg (derived using Bloomberg command ASML NA EQUITY VWAP) multiplied by the number of outstanding shares (as per trade register extract).

In case that the shares of ASML Holding N.V. are not listed anymore at the time of exercising the put option, the value of ASML Holding N.V. shall be determined by a third party expert valuation based on customary valuation methods.

Exhibit 6 to the Partnership and Joint Venture Agreement

Exhibit 7 to the Partnership and Joint Venture Agreement

STRICTLY CONFIDENTIAL

REPORTING TO SHAREHOLDER

ZEISS

FC 2 - 2015/16

Key Data
BG SMT

Mio. EUR	2014/15 Actual Total	2015/16 Budget Total	2015/16 Actual Q1	2015/16 Actual Q2	2015/16 FC Q3	2015/16 FC Q4	2015/16 FC Total
Orders Received							
TOTAL SALES REVENUES							
Costs of Sales							
in % of Revenues							
GROSS PROFIT							
in % of Revenues							
RESEARCH & DEVELOPMENT							
in % of Revenues							
SELLING & MARKETING							
in % of Revenues							
GENERAL & ADMINISTRATION							
in % of Revenues							
Other Costs							
in % of Revenues							
OPERATING EXPENSES							
in % of Revenues							
EBIT							
in % of Revenues							
EVA							
Net inventory							
Trade receivables							
Prepayments received							
Trade payables							
Working Capital							
FTE by BusSeg / in RFC by SBU							
Loan workers by SBU							
Total Workforce							
Orders received / TWF							
Revenues / TWF							
Addition Tangible Assets							
Free Cashflow (BG view)							

CFC / Management Reporting

02_Key Data_FC2 1516_BG_SMT.xlsx

Quarterly Report (this template) for

- BG SMT Total
- SBU SMO
  - FoB DUV
  - FoB EUV
  - FoB OM
- SBU SMS
  - SMS DUV
  - FoB EUV

Further Reports

- Halbjahresabschluss: IFRS Package SMT
- Jahresabschluss: IFRS Package und testierter HGB Abschluss SMT

Planning

- Strategic Planning (1x per year): Financial Aspiration (5y) & Mid Term Planning (3y)
- Rolling Forecast (FC; 3x per year): one FC equals Annual Budget

Note: BG = Business Group; SBU = Strategic Business Unit; FoB = Field of Business

160901_Reporting_to_Shareholder_sent 1

DEFINITIONS

Agreement defined in	Introduction
ASML defined in	Introduction
ASML Offer defined in	10.5a)
ASML Put Option defined in	8.6d)
ASML Right of First Offer defined in	10.5a)
ASML Right of First Refusal defined in	10.7
Carl Zeiss SMT Holding GmbH & Co. KG defined in	1.2
CZ AG defined in	Introduction
Decreasing Amount defined in	19.3a)i)
Drag-Along Right defined in	10.6
Drag-Along Sale defined in	10.6
Drag-Along Transferee defined in	10.6
Exit Call defined in	10.5
General Partner defined in	Introduction
Haarlem Table defined in	13.2
Increasing Amount defined in	19.3a)i)
Investment Agreement defined in	Preamble
Limited Partner defined in	Introduction
Limited Partners defined in	Introduction
Negotiation Period defined in	10.3
Operational Committees defined in	13.1
Partner defined in	Introduction
Partners defined in	Introduction
Partners Meeting defined in	6.1
Partnership defined in	1.1
Separation defined in	10.8
Shareholders Committee defined in	7.1
SMT GmbH defined in	2.1
SMT Holding Management GmbH defined in	Introduction
Transferring LP defined in	10.9